                     AGREEMENT AND PLAN OF RECAPITALIZATION,
                             PURCHASE AND REDEMPTION


                                      among


                                   THE SELLERS
                           Listed on Exhibit A hereto,


                          UNITED INDUSTRIES CORPORATION


                                       and


                              UIC HOLDINGS, L.L.C.




                          Dated as of December 24, 1998

                                TABLE OF CONTENTS

                                                                            Page

1. RECAPITALIZATION, PURCHASE AND REDEMPTION TRANSACTIONS......................2
   1.1  RECAPITALIZATION, PURCHASE AND REDEMPTION TRANSACTIONS.................2

2. ADJUSTMENTS.................................................................5
   2.1       POST-CLOSING ADJUSTMENTS..........................................5

3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS...............................8
   3.1  CORPORATE EXISTENCE....................................................8
   3.2  AUTHORITY..............................................................8
   3.3  UIC COMMON STOCK.......................................................9
   3.4  GOVERNMENTAL APPROVALS; CONSENTS......................................10
   3.5  FINANCIAL STATEMENTS..................................................10
   3.6  COMPLIANCE WITH LAWS..................................................11
   3.7  REAL AND PERSONAL PROPERTIES..........................................12
   3.8  MATERIAL CONTRACTS....................................................13
   3.9  LITIGATION............................................................15
   3.10 INTANGIBLE PROPERTY RIGHTS............................................16
   3.11 TAX MATTERS...........................................................18
   3.12 EMPLOYMENT AND BENEFITS...............................................20
   3.13 ABSENCE OF CERTAIN CHANGES OR EVENTS..................................22
   3.14 FINDERS; BROKERS......................................................24
   3.15 ENVIRONMENTAL MATTERS.................................................24
   3.16 YEAR 2000 COMPLIANCE..................................................26
   3.17 AFFILIATE TRANSACTIONS................................................26
   3.18 ABSENCE OF UNDISCLOSED LIABILITIES....................................27
   3.19 SUFFICIENCY OF ASSETS.................................................27
   3.20 PRODUCT WARRANTIES....................................................28
   3.21 INDEBTEDNESS..........................................................28
   3.22 DISCLOSURE............................................................28
   3.23 NO OTHER REPRESENTATIONS OR WARRANTIES................................28

4. REPRESENTATIONS AND WARRANTIES OF BUYER....................................29
   4.1  CORPORATE EXISTENCE...................................................29
   4.2  CORPORATE AUTHORITY...................................................29
   4.3  GOVERNMENTAL APPROVALS; CONSENTS......................................30
   4.4  FINDERS; BROKERS......................................................30
   4.5  FINANCIAL CAPACITY....................................................30
   4.6  PURCHASE FOR INVESTMENT...............................................31
   4.7  NO OTHER REPRESENTATIONS OR WARRANTIES................................31

5. AGREEMENTS OF BUYER AND THE UIC SELLERS....................................31
   5.1  OPERATION OF THE BUSINESS.............................................31
   5.2  INVESTIGATION OF BUSINESS.............................................35

   5.3  MUTUAL COOPERATION; NO INCONSISTENT ACTION............................35
   5.4  PUBLIC DISCLOSURES....................................................38
   5.5  ACCESS TO RECORDS AND PERSONNEL.......................................38
   5.6  EMPLOYEE RELATIONS AND BENEFITS.......................................39
   5.7  NON-SOLICITATION......................................................42
   5.8  LITIGATION............................................................42
   5.9  TERMINATION OF DAVID C. PRATT, MARK R. GALE AND ED KUHN...............42
   5.10 TAX MATTERS...........................................................43
   5.11 OFFICERS' AND DIRECTORS' INDEMNIFICATION..............................48
   5.12 AMENDMENTS TO SCHEDULES...............................................48
   5.13 EXCLUSIVITY...........................................................49
   5.14 POST-CLOSING NONCOMPETITION, NONSOLICITATION, CONFIDENTIALITY.........50
   5.15 KUHN NOTES............................................................52
   5.16 INSURANCE.............................................................52
   5.17 STOCKHOLDERS' AGREEMENT...............................................52

6. CONDITIONS.................................................................53
   6.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND THE SELLERS..........53
   6.2  CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS.....................54
   6.3  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER...........................54

7. CLOSING....................................................................57
   7.1  CLOSING DATE..........................................................57
   7.2  BUYER DELIVERIES......................................................57
   7.3  SELLERS DELIVERIES....................................................57

8. INDEMNIFICATION............................................................58
   8.1  INDEMNIFICATION BY THE SELLERS........................................58
   8.2  INDEMNIFICATION BY BUYER..............................................63
   8.3  INDEMNIFICATION CALCULATIONS..........................................68

9. TERMINATION................................................................69
   9.1  TERMINATION EVENTS....................................................69
   9.2  EFFECT OF TERMINATION.................................................70

10.ALTERNATIVE DISPUTE RESOLUTION.............................................70

11.MISCELLANEOUS AGREEMENTS OF THE PARTIES....................................71
   11.1 EXPIRATION OF REPRESENTATIONS AND WARRANTIES..........................71
   11.2 NOTICES...............................................................71
   11.3 TRANSACTION TAXES.....................................................72
   11.4 FURTHER ASSURANCES....................................................73
   11.5 EXPENSES..............................................................73
   11.6 NON-ASSIGNABILITY.....................................................74
   11.7 AMENDMENT; WAIVER.....................................................74

   11.8  SCHEDULES AND EXHIBITS..............................................75
   11.9  THIRD PARTIES.......................................................75
   11.10 GOVERNING LAW.......................................................76
   11.11 CONSENT TO JURISDICTION.............................................76
   11.12 CERTAIN DEFINITIONS.................................................76
   11.13 SECTION 1445 WITHHOLDING............................................78
   11.14 ENTIRE AGREEMENT....................................................78
   11.15 SECTION HEADINGS; TABLE OF CONTENTS.................................78
   11.16 SEVERABILITY........................................................78
   11.17 COUNTERPARTS........................................................78
   11.18 LIMITED GUARANTEE...................................................79
   11.19 SELLERS' REPRESENTATIVE.............................................79

                                     EXHIBIT


EXHIBIT A    -   The Sellers
EXHIBIT B    -   Charter Amendment
EXHIBIT C    -   Stockholders' Agreement
EXHIBIT D    -   Letter of UIC's accountants
EXHIBIT E    -   Consulting Agreement


                                    SCHEDULES

SCHEDULE

1.1(c)           Purchase of Class A Common Stock
1.1(d)           Purchase of Class B Common Stock
1.1(e)           Redemption of UIC Common Stock;  Post-Closing Ownership
2.1(a)           Working Capital Calculation
3.3              UIC Common Stock
3.4              Government Approvals; Consents
3.5              Financial Statements
3.6              Compliance with Laws
3.7              Real and Personal Properties
3.8              Material Contracts
3.9              Litigation
3.10             Intangible Property Rights
3.11             Tax Matters
3.12             Employment and Benefits
3.13             Absence of Certain Changes or Events
3.15             Environmental Matters
3.17             Affiliate Transactions
3.18             Liabilities
3.20             Product Warranties
4.3              Governmental Approvals; Consents
5.1              Operation of the Business
5.6              Employee Relations and Benefits
11.12            Knowledge

        AGREEMENT AND PLAN OF RECAPITALIZATION, PURCHASE AND REDEMPTION

         Agreement and Plan of Recapitalization, Purchase and Redemption, dated as of December 24, 1998 (this "Agreement"), among the Sellers listed on Exhibit A hereto (the "SELLERS"), United Industries Corporation, a Delaware corporation ("UIC"), and UIC Holdings, L.L.C., a Delaware limited liability company ("BUYER").

                                W I T N E S S E T H:

         WHEREAS, the Sellers collectively own 100% of the outstanding shares of Class A voting common stock, par value $1 per share (the "CLASS A COMMON STOCK") and Class B nonvoting common stock, par value $1 per share (the "CLASS B COMMON STOCK", and together with the Class A Common Stock, the "UIC COMMON STOCK") of UIC, which is engaged, through its Spectrum Group division, in the business of manufacturing and marketing household insecticides, rodenticides, insect repellents and lawn and garden products and supplying control and private label products to national retailers in the insecticide, lawn and garden and households consumer products businesses and, through its Chemsico division, in the business of supplying aerosol and liquid products to major branded companies in the insecticide, lawn and garden, automotive and household consumer products businesses and supplying private label products for many large retail chains (which businesses are collectively referred to in this Agreement as the "BUSINESS");

         WHEREAS, UIC is also engaged, through its wholly-owned subsidiary DW Wej-it, Inc., a Delaware corporation ("DW"), in the business of manufacturing and marketing construction anchoring fasteners and providing contract manufacturing services in metals fabrication (which business is collectively referred to in this Agreement as the "METALS BUSINESS");

         WHEREAS, UIC intends to contribute to DW all of UIC's assets primarily used in or related to the Metals Business, to have DW assume all of UIC's liabilities to the extent related to the Metals

Business and then on or about January 1, 1999 to distribute to certain of the Sellers all of the shares of capital stock of DW owned by UIC (the "METALS BUSINESS DISTRIBUTION"); and

         WHEREAS, upon the terms and subject to the conditions of this Agreement, UIC, the Sellers and Buyer will enter into recapitalization, purchase and redemption transactions pursuant to which, among other things, (i) UIC shall consummate certain borrowings, (ii) Buyer will purchase from the Sellers certain shares of their Class B Common Stock, (ii) Buyer will purchase from the Sellers certain shares of their Class A Common Stock and (iii) UIC will redeem a portion of the Class A Common Stock and Class B Common Stock held by the Sellers such that after giving effect to the transactions contemplated hereby, Buyer will own 94% of the outstanding Class A Common Stock and 94% of the outstanding Class B Common Stock, and the Sellers will retain 6% of the outstanding Class A Common Stock and 6% of the outstanding Class B Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1.       RECAPITALIZATION, PURCHASE AND REDEMPTION TRANSACTIONS

         1.1 RECAPITALIZATION, PURCHASE AND REDEMPTION TRANSACTIONS. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, as those terms are defined in Section 7.1 hereof, UIC, the Sellers and Buyer shall enter into the following transactions:

         (a) UIC shall file an Amended and Restated Certificate of Incorporation substantially in the form of Exhibit B hereto (the "CHARTER AMENDMENT") to make certain changes set forth therein;

         (b) UIC shall consummate borrowings (the "BORROWINGS") substantially on the terms set forth in the Commitment Letters (as defined in Section 4.5) and in amounts sufficient to effect the redemption described in Section 1.1(e) below and to pay certain expenses associated with the transactions contemplated hereby;

         (c) PURCHASE OF CLASS A COMMON STOCK BY BUYER FROM SELLERS. (i) Buyer shall purchase from each of the Sellers, and each of the Sellers shall sell to Buyer, a number of shares of Class A Common Stock as set forth on SCHEDULE 1.1(c) attached hereto which in the aggregate will equal 312.2872 shares of the Class A Common Stock owned by such Sellers for an aggregate purchase price of $130,190,000, less an amount equal to 21.683% of (A) the amount outstanding on UIC's unsecured seasonal working capital line of credit (the "REVOLVER") as of the close of business on January 17, 1999 and (B) the amount outstanding on the Closing Date under the Kuhn Notes (as defined in Section 5.15) (the Kuhn Notes together with the Revolver are collectively referred to herein the "DEBT ADJUSTMENT AMOUNT") and (ii) the Sellers shall deliver to Buyer certificates representing the Class A Common Stock owned by the Sellers duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the State of Delaware.

                  (d) PURCHASE OF CLASS B COMMON STOCK BY BUYER FROM THE SELLERS. (i) Buyer shall purchase from each of the Sellers, and each of the Sellers shall sell to Buyer, a number of shares of Class B Common Stock as set forth on SCHEDULE 1.1(d) attached hereto which in the aggregate will equal
312.2872 shares of Class B Common Stock owned by such Sellers for an aggregate purchase price of $130,190,000, less an amount equal to 21.683% of the Debt Adjustment Amount and (ii) the Sellers shall deliver to Buyer certificates representing the Class B Common Stock owned by the Sellers duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the State of Delaware.

                  (e) PARTIAL REDEMPTION OF THE SELLERS' CLASS A COMMON STOCK. UIC shall redeem from the Sellers, and the Sellers shall transfer to UIC, a number of shares of the Sellers' Class A Common Stock as set forth on SCHEDULE 1.1(e) hereto, which in the aggregate will equal 407.7796 shares of the Class A Common Stock for an aggregate purchase price of $170,000,000, less an amount equal to 28.317% of the Debt Adjustment Amount, and (ii) the Sellers shall deliver to UIC certificates representing the Class A Common Stock owned by the Sellers duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the State of Delaware.

                  (f) PARTIAL REDEMPTION OF THE SELLERS' CLASS B COMMON STOCK. UIC shall redeem from the Sellers, and the Sellers shall transfer to UIC, a number of shares of the Sellers' Class B Common Stock as set forth on SCHEDULE 1.1(e) hereto, which in the aggregate will equal 407.7796 shares of the Class B Common Stock for an aggregate purchase price of $170,000,000, less an amount equal to 28.317% of the Debt Adjustment Amount, and (ii) the Sellers shall deliver to UIC certificates representing the Class B Common Stock owned by the Sellers duly endorsed, or accompanies by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the State of Delaware.

         (g) STOCKHOLDERS' AGREEMENT. The Sellers, UIC and Buyer shall enter into a Stockholders' Agreement, substantially on the terms set forth on Exhibit C

         (h) POST-CLOSING OWNERSHIP. Upon consummation of the transactions contemplated by this Section 1.1, the amount of the Class A Common Stock and the Class B Common Stock in UIC held by Buyer and the Sellers shall be as set forth on SCHEDULE 1.1(e) hereto.

         (i) Any amounts payable by Buyer or UIC pursuant to this Section 1 shall be payable in immediately available federal funds to such bank accounts, in the United States, as shall be designated by the Sellers prior to Closing.


2.       ADJUSTMENTS

         2.1 POST-CLOSING ADJUSTMENTS. (a) Within 60 days following the Closing, Buyer shall, at its expense, prepare, or cause to be prepared, and deliver to the Sellers (i) a balance sheet (the "CLOSING BALANCE SHEET") which shall set forth those assets and liabilities of the Business relevant to the calculation of working capital on the basis set forth on SCHEDULE 2.1(a) as of the close of business on the Closing Date. Subject to SCHEDULE 2.1(a), the Closing Balance Sheet, shall be prepared as a year-end financial statement in accordance with GAAP (taking into account all applicable year-end adjustments and accruals), reflecting all costs and expenses incurred by UIC in connection with the transactions contemplated hereby (excluding costs and expenses incurred by or on behalf of the Buyer) and, to the extent consistent therewith, using the same accounting principles, methods, assumptions, practices and estimation methodologies as were utilized in the preparation of the audited balance sheet of UIC as of December 31, 1997 (the "1997 BALANCE SHEET") and the statement of income for the twelve-month period ended December 31, 1997 (the "1997 INCOME STATEMENT") included as part of the Financial Statements (as defined in Section 3.5) previously delivered to Buyer. Buyer shall also deliver within 60 days from the Closing a calculation of working capital derived from the Closing Balance Sheet on the basis set forth on Schedule 2.1(a) ("CLOSING WORKING CAPITAL").

                  (b) The Sellers and their accountants shall, within 30 days after the delivery by Buyer of the Closing Balance Sheet and calculation of Closing Working Capital, complete their review of Closing Working Capital. In the event that the Sellers determine that Closing Working Capital has not been determined in accordance with GAAP (taking into account all applicable year-end adjustments and accruals) and, to the extent consistent therewith, using the same accounting principles, methods, assumptions, practices and estimation methodologies as were utilized in the preparation of the 1997 Balance Sheet or the 1997 Income Statement, as adjusted on the basis set forth on SCHEDULE 2.1(a), the Sellers shall inform Buyer in writing (the "SELLERS' OBJECTION"), setting forth a specific description of the basis of Sellers' Objection and the adjustments to Closing Working Capital which the Sellers believe should be made, on or before the last day of such 30-day period. Buyer shall then have 30 days to review and respond to Sellers' Objection. If the Sellers and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of the Buyer's review of Sellers' Objection, they shall refer their remaining differences to a nationally recognized firm of independent public accountants as to which the Sellers and Buyer mutually agree (the "CPA FIRM"), who shall determine on the basis of the standards set forth in this Section 2.1 and on SCHEDULE 2.1(a), and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, Closing Working Capital requires adjustment. The Sellers and Buyer shall direct the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Buyer and the Sellers. The fees and disbursements of the CPA Firm shall be shared equally by Buyer, on the one hand, and the Sellers, on the other hand. Buyer and the Sellers shall make readily available to the CPA
Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the 1997 Balance Sheet, the Closing Balance Sheet, the Closing Working Capital and the 1997 Income Statement, and all other items reasonably requested by the CPA Firm. The "ADJUSTED CLOSING WORKING CAPITAL" shall be (i) the Closing Working Capital in the event that (x) no Sellers' Objection is delivered to Buyer during the 30-day period specified above, or (y) the Sellers and Buyer so agree, (ii) the Closing Working Capital, adjusted in accordance with the Sellers'
Objection in the event that Buyer does not respond to Sellers' Objection within the 30-day period following receipt by Buyer of Sellers' Objection, or
(iii) the Closing Working Capital, as adjusted by either (x) the agreement of the Sellers and Buyer or (y) the CPA Firm.

                  (c) Buyer shall provide the Sellers and their accountants full access to the books and records of UIC, to any other information, including work papers of their accountants, and to any employees to the extent necessary for the Sellers to review the Closing Balance Sheet and review Closing Working Capital. Sellers and their accountants shall have the opportunity to observe the taking of the Inventory (which at Sellers' request may begin prior to the Closing Date) in connection with the preparation of the Closing Balance Sheet and Closing Working Capital and shall have full access to all information used by Buyer in preparing the Closing Balance Sheet and Closing Working Capital, including the procedures, books, records and work papers of its accountants.

                  (d) Within 10 business days following the determination of the Adjusted Closing Working Capital, (i) UIC shall pay to Sellers any amount by which the Adjusted Closing Working Capital is greater than $30,415,900, or (ii) Sellers shall pay to UIC any amount by which the Adjusted Closing Working Capital is less than $30,415,900, plus, in each case, interest thereon from the Closing Date through the date of payment at the "base rate" of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date, based on a 360-day year. Any payment to be made pursuant to this Section 2.1(d) shall be paid in United States dollars by wire transfer of immediately available funds to an account designated by Sellers, on the one hand, or the Buyer, on the other hand, as the case may be.

3.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers jointly and severally represent and warrant to Buyer as follows:

         3.1      CORPORATE EXISTENCE.

         UIC is a corporation duly organized and validly existing and in good standing under the laws of Delaware. UIC has the requisite power and authority to own, lease and operate the properties and assets used in the Business and to carry on the Business as the same is now being conducted. UIC is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would, individually or in the aggregate with other such failures, reasonably be expected to have a material adverse effect on the results of operations, assets, properties, financial condition or business of the Business taken as a whole or on the ability of the Sellers to consummate the transactions contemplated hereby (a "MATERIAL ADVERSE EFFECT"). Other than DW, UIC does not have and has not had since it became an S Corporation in April 1982 any subsidiaries.

         3.2      AUTHORITY.

         This Agreement and the consummation of all of the transactions provided for herein have been duly authorized, in the case of any Seller that is a trust, by all requisite trust action prior to Closing, and each of the Sellers has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and legally binding obligation of each of the Sellers, enforceable in accordance with its terms except as enforceability is subject to the effects of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of UIC or result in any breach or constitute any default under, or permit a cancellation or acceleration or give rise to any right of termination under, or conflict with or result in a modification, amendment or change in the terms of, result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which UIC is subject or is a party, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

         3.3      UIC COMMON STOCK.

         SCHEDULE 3.3 sets forth for UIC the authorized capital stock, the number of shares of outstanding capital stock, the number of shares of such outstanding capital stock owned by each owner thereof and the name of each such owner. Except as indicated on SCHEDULE 3.3 hereto, there are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of any UIC Common Stock which have been issued, granted or entered into by UIC or any of the Sellers or any securities convertible into or evidencing the right to purchase any UIC Common Stock, and there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to UIC. Neither UIC nor any Seller is a party to any stockholder agreement, voting agreement, proxy, registration agreement, or other agreement relating to the voting or transfer of UIC

Common Stock or containing any preemptive, first refusal or similar rights, except as disclosed on SCHEDULE 3.3 (all of which will be terminated at or prior to the Closing). Except as set forth on SCHEDULE 3.3 hereto, all of the UIC Common Stock has been validly issued, is fully paid and nonassessable and is owned by the Sellers free and clear of all liens, pledges, claims, charges, security interests, options or other legal or equitable encumbrances ("LIENS"). At the Closing, Sellers shall deliver to Buyer all right, title and interest in and to the UIC Common Stock free and clear of any Liens (other than any Liens created by Buyer).

         3.4      GOVERNMENTAL APPROVALS; CONSENTS.

         The Sellers are not subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of the Sellers, threatened against the Sellers which would enjoin or delay the transactions contemplated hereby. Except as set forth in SCHEDULE 3.4 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of the Sellers or UIC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or which have been obtained.

         3.5      FINANCIAL STATEMENTS.

         SCHEDULE 3.5 contains a copy of the audited balance sheets of UIC as of December 31, 1996 and 1997 and the related statements of income, stockholders' equity and cash flows for the years then ended (such financial statements and the notes thereto, the "ANNUAL FINANCIAL STATEMENTS"), and the audited August 31, 1998 Balance Sheet (together with the notes thereto, the "INTERIM BALANCE SHEET") and the related statements of income, stockholders' equity and cash flows for the eight-month period ended August 31, 1998 (such financial statements and the notes thereto, together with the Interim Balance Sheet, the "INTERIM FINANCIAL STATEMENTS" and together with the Annual Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial condition of and the results of operations of UIC as of the dates and for the periods indicated, subject in the case of the Interim Financial Statements to normal year-end audit adjustments. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP").

         3.6      COMPLIANCE WITH LAWS.

         Except as disclosed on SCHEDULE 3.6 and except for those failures to have, to be in full force in effect, to file, retain and maintain and to comply, in each case, that would not reasonably be expected to have a Material Adverse Effect, (i) with respect to the Business, UIC has all licenses, permits or franchises issued by any United States or foreign, federal, state, provincial, municipal or local authority or regulatory body and other governmental certificates, authorizations and approvals (collectively "LICENSES AND PERMITS") required by every United States or foreign, federal, state, provincial, municipal and local governmental or regulatory body for the operation of its businesses and the use of its properties as presently operated or used; (ii) all such Licenses and Permits are in full force and effect and no action, claim or proceeding is pending, nor to the knowledge of the Sellers' is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid; (iii) UIC has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits; and (iv) UIC has otherwise complied with all of the laws, ordinances, regulations and orders applicable to its existence, financial condition, operations, properties or business, and UIC has not received any notice to the contrary.

         3.7      REAL AND PERSONAL PROPERTIES.

                  (a) UIC has good title to, or a valid and binding leasehold or subleasehold interest in, the real or personal property used in the Business, free and clear of all Liens except (i) as set forth on SCHEDULE 3.7(a); (ii) as disclosed in the Financial Statements; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed as set forth on Schedule 3.7(a); (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due and which are not, individually or in the aggregate, material to the Business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (v) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as none of (A), (B) or (C) prevent the use or occupancy of such real property substantially as currently used; and (vi) other liens, charges or other encumbrances which would not reasonably be expected to have a Material Adverse Effect (such liens, charges and encumbrances described in clauses (i)-(vi) hereof are referred to herein as "PERMITTED LIENS").

                  (b) SCHEDULE 3.7(b) contains a list of all leases and subleases of real property used by UIC in the Business ("REAL PROPERTY"), including all buildings, structures and other improvements situated thereon (individually referred to as a "FACILITY" and collectively, the "FACILITIES") as of the date hereof. Except as set forth in SCHEDULE 3.7(b) and except in each case as would not reasonably be expected to have a Material Adverse Effect, there are no parties in possession of any portion of the Real Properties as lessees, tenants at sufferance or trespassers other than UIC. Except as provided in SCHEDULE 3.7(b), UIC has received no actual notice that the location, construction, occupancy, operation or use of the buildings located on the Real Properties violates any restrictive covenant or deed restriction or any other governmental laws, orders, rules or regulations except for such violations or restrictions which would not reasonably be expected to have a Material Adverse Effect.
                  (c) There is not under any lease or sublease of any of the Real Property (a "UIC LEASE") any default by UIC thereunder or, to the knowledge of the Sellers, any condition which with notice or the passage of time or both would constitute such a default, except in each case for such defaults which, would not reasonably be expected to have a Material Adverse Effect, and UIC has not received notice asserting the existence of any such default or condition. To the knowledge of the Sellers, each UIC Lease is valid and binding and in full force and effect, and each UIC Lease will continue to be valid, binding, enforceable, and in full force and effect as of the Closing on the same terms applicable immediately prior to the Closing. To the knowledge of the Sellers, neither the execution of this Agreement nor the sale of the UIC Common Stock hereunder will cause a default under any UIC Lease or require the prior written consent of any landlord under any UIC Lease, except consents as set forth on
SCHEDULE 3.7(c).

         3.8      MATERIAL CONTRACTS.

                  (a)      Except as set forth on SCHEDULE 3.8(a), UIC is not
bound by:

                           (i) any agreement, contract or commitment relating to the employment of any Person by UIC at an annual rate of compensation in excess of $150,000, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;
                           (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;
                           (iii) any agreement, contract or commitment relating to capital expenditures in excess of $100,000;
                           (iv) any loan (other than accounts receivable from trade debtors arising in the ordinary course of business) or advance to (other than travel or entertainment advances to employees made in the ordinary course of business), or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment in each case involving an amount in excess of $ 100,000;
                           (v) any agreement evidencing borrowings by UIC, including loan and credit agreements, promissory notes and other instruments of indebtedness, in each case involving an amount in excess of $100,000;
                           (vi) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments in the ordinary course of business);
                           (vii) any management service, consulting, change of control, severance or other similar type contract in each case involving amounts of $100,000 or more;

                           (viii) any agreement, contract or commitment limiting the ability of UIC to engage in any line of business or to compete with any Person;

                           (ix) any agreement, contract or commitment which involves a liability or obligation, contingent or otherwise, of $100,000 or more and is not cancelable without penalty within 30 days; and

                           (x) any other agreements, contracts and commitments which are material to the Business.

                  (b) True and complete copies of all of the contracts disclosed on SCHEDULE 3.8(a), all UIC Leases, and all other licenses and other agreements disclosed on any other schedule hereto (the "DISCLOSED CONTRACTS") (including all amendments thereto and waivers in respect thereof) have been delivered or made available to Buyer. Except as set forth on SCHEDULE 3.8(b), all Disclosed Contracts are in full force and effect, and no material rights of UIC have lapsed thereunder. Neither UIC, nor, to the knowledge of Sellers, any other party thereto, is in breach or default in the performance of any obligation under any Disclosed Contract, and, to the knowledge of the Sellers, no event has occurred or has failed to occur whereby, with or without the giving of notice or the lapse of time or both, a default or breach will be deemed to have occurred thereunder, except for such breaches, defaults and events which would not reasonably be expected to have a Material Adverse Effect.

         3.9      LITIGATION.

         (a) Except as set forth in SCHEDULE 3.9, as of the date hereof, there are no actions, suits, proceedings (whether adjudicatory, rulemaking, licensing, or otherwise) or investigations pending or, to the knowledge of the Sellers, threatened against UIC in law or in equity, or before any governmental agency or court (collectively, "Litigation"). The monetary exposure for potential damages (excluding UIC's attorney's fees) in connection with the Litigation set forth or required to be set forth on SCHEDULE 3.9 is and will be fully covered by insurance, in each case except to the extent of a $500,000 self-insurance retention. SCHEDULE 3.9 contains a true and complete summary of Litigation for the past five years in which UIC has paid damages in excess of $500,000. Except as set forth on SCHEDULE 3.9, UIC is not subject to any judgment, order, injunction or decree of any court or government agency relating to the Business.

                  (b) UIC has no, and will have no, liability or exposure with respect to or arising out of the litigation STEPHEN BREST AND LOREE BREST VS. DOWELANCO, ET AL., filed in the Superior Court of California, County of Sacramento (the "BREST CASE").

         3.10     INTANGIBLE PROPERTY RIGHTS.

                  (a) SCHEDULE 3.10(a)(ii) lists, as of the date hereof, all material unexpired domestic and foreign patents and patent applications, as well as all material reissues, divisionals, continuations and continuation-in-part applications and any patents issuing thereon, and all material license agreements and other agreements which relate to inventions and discoveries and any patent applications and patents thereon, as well as improvements therein used in connection with the Business (the "PATENT RIGHTS") (which schedule shall also include a description of the terms and expiration dates of such Patent Rights). Except as set forth in SCHEDULE 3.10(a)(ii), (i) UIC owns, is licensed or has the full right to use the Patent Rights and the Technology (as defined below) described in SCHEDULE 3.10(a)(ii) free and clear of all Liens, encumbrances, equities and other restrictions; (ii) there are no pending claims challenging the validity, enforceability or ownership of such Patent Rights or Technology or UIC's right to use such Patent Rights or Technology; (iii) the issued patents under such Patent Rights are valid and subsisting and, to the best of the Sellers' knowledge, none of the claims of said patents is now being infringed by others; (iv) there are no licenses or sublicense agreements now in effect regarding UIC's or to the best of the Seller's knowledge, any third party's use of such Patent Rights or Technology; and (v) to the best of the Sellers' knowledge, UIC is not infringing or misappropriating any U.S. or foreign patent or technology, respectively, owned by third parties and no claim is now pending or is threatened to such effect. For purposes of this Section 3.10(a), the term "TECHNOLOGY" shall mean the material patterns, plans, designs, confidential information, research data, trade secrets and other proprietary know-how, formulae and manufacturing processes, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, and all licenses or other rights to use any of the foregoing of others used in connection with the Business.

                  (b) SCHEDULE 3.10(b)(ii) lists, as of the date hereof (i) all material trademarks, trademark registrations, trademark applications (including all documents or files pertaining thereto), trade names; (ii) any and all material licenses or other rights to use trademarks owned by others and (iii) any material trade dress associated therewith, used in connection with the Business (the "TRADEMARK RIGHTS"). To the best of the Sellers' knowledge, except as set forth in SCHEDULE 3.10(b)(ii), (i) UIC owns, is licensed or has the full right to use the Trademark Rights; (ii) all such registered Trademark Rights and trade dress are valid and subsisting, free and clear of any encumbrances or rights of third parties which would restrict Buyer's exclusive right to use such registered Trademark Rights and trade dress; and (iii) no claim by third parties with regard to the use of any of such Trademark Rights and trade dress is now pending or is threatened and none of such Trademark Rights is being infringed by others;

                  (c) SCHEDULE 3.10(c)(ii) lists, as of the date hereof, all material copyrights, copyright registrations, copyright applications (pertaining thereto) and all material licenses or other rights to use the copyrights of others, in each case used in connection with the Business (the

"COPYRIGHT RIGHTS"). Except as disclosed in SCHEDULE 3.10(c)(ii), UIC owns, is licensed or has the full right to use the Copyright Rights; (ii) all such Copyright Rights are valid, enforceable and subsisting, free and clear of any Liens or rights of third parties which would restrict Buyer's exclusive right to use such Copyright Rights; (iii) to Sellers' knowledge, none of the Copyright Rights is being infringed by a third party; and (iv) there are no pending or, to the best of the Sellers' knowledge, threatened claims by or against UIC with respect to any Copyright Rights or the use thereof and no valid basis exists for any such claim.

         3.11     TAX MATTERS.

                  Except as set forth on SCHEDULE 3.11,

                  (a) There are no Liens on any of the assets used in the Business for (i) any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts or (ii) liability of UIC for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) in any Tax Return relating thereto (collectively, "TAXES") (other than for Taxes not yet due and payable).

                  (b) (i) All material Tax Returns required to be filed relating to UIC have been timely filed, (ii) all such Tax Returns are complete and correct in all material respects, and (iii) all material Taxes due and owing from UIC have been timely paid or such Taxes have been provided for on the

Closing Balance Sheet. With respect to any period or portion thereof ending on or before the Closing Date for which material Tax Returns have not yet been filed, or for which material Taxes have accrued but are not yet due and owing, UIC has made due and sufficient accruals for such Taxes on the Closing Balance Sheet.

                  (c) UIC has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

                  (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar person has formally commenced and no written notification has been given to UIC that such an audit or other proceeding is pending or threatened with respect to any material Taxes due from or with respect to UIC or any material Tax Return filed by or with respect to UIC. No assessment of a material Tax has been proposed in writing against UIC or any of its assets or properties.

                  (e) UIC has made a valid election under Section 1362 of the Code and any corresponding state or local provisions (collectively, the "S Elections") to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) which have not been closed by the applicable statute of limitations.

                  (f) UIC made a valid election to treat DW as a "qualified Subchapter S subsidiary" under Code Section 1361(b)(3) (the "QSSS") for all taxable years (or portions thereof) during which UIC held an ownership interest in DW.

                  (g) UIC is not a party to any Tax allocation or Tax sharing agreement.

                  (h) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the UIC Common Stock.

         3.12     EMPLOYMENT AND BENEFITS.

                  (a) LABOR CONTROVERSIES. Except as described on SCHEDULE 3.12(a), (i) UIC is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, (ii) there is no unfair labor practice complaint against UIC pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of Sellers threatened against or affecting UIC, (iv) UIC has not experienced any strike, work stoppage or other labor difficulty during the past three years, and
(v) UIC is not a party to, or subject to, a collective bargaining agreement, and no collective bargaining agreement relating to employees of UIC is currently being negotiated.

                  (b) EMPLOYEE BENEFIT PLANS. (i) SCHEDULE 3.12(b)(i) lists, as of the date hereof, each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and each other material employee plan or agreement providing for compensation, retirement, vacation, medical, life insurance or disability benefits maintained for the current and former employees of UIC ("EMPLOYEES") by UIC (the "COMPANY PLANS"). Copies or descriptions of the Company Plans have been or will be furnished or made available to Buyer. For purposes of this Section 3.12(b) and its subsections, "UIC" shall be deemed to include any subsidiary or entity required to be aggregated in a controlled group or affiliated service group with UIC for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time. With respect to each Company Plan, UIC has provided the Buyer with true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Company Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statement, (iv) actuarial valuations of benefit obligations, (v) the most recent summary plan description provided to participants, and (vi) the most recent determination letter received from the IRS. UIC has been fully released in writing from any and all obligations owed to Kent Rapp and complete documentation relating to his termination, severance and such release has been provided to Buyer.

                  (ii) Each Company Plan and related trust, insurance contract or fund has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations where the failure thereof would reasonably be expected to have a Material Adverse Effect.

                  (iii) No "REPORTABLE EVENT" (as such term is used in Section 4043 of ERISA), or "PROHIBITED TRANSACTION" (as such term is used in Section 406 of ERISA or Section 4975 of the Code), has heretofore occurred with respect to any Company Plan and no Company Plan is subject to Title IV of ERISA.

                  (iv) No litigation or administrative or other proceeding involving any Company Plan has occurred or, to the best knowledge of the Sellers, is threatened.

                  (v) No Company Plan is a "MULTIEMPLOYER PLAN" (within the meaning of Section 3(37) of ERISA) and UIC has no potential or actual withdrawal liability under Title IV of ERISA.

                  (vi) Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination from the Internal Revenue Service (the "IRS") that such Company Plan is qualified under
Section 401(a) of the Code, and to the best knowledge of Sellers nothing has occurred since the date of such determination that could adversely affect the qualification of such Company Plan.

                  (vii) Except as described on Schedule 3.12(b)(i), none of the Company Plans obligates UIC to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

                  (viii) UIC has materially complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA; and UIC has no obligation under any Company Plan or otherwise to provide health or life insurance benefits to former employees of UIC or any other person, except as specifically required by Part 6 of Subtitle B of Title I of ERISA.

                  (ix) With respect to all Company Plans, all required or recommended (in accordance with historical practice) payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Interim Balance Sheet have been made or properly accrued on the Interim Balance Sheet. None of the Company Plans has any unfunded liabilities which are not reflected on the Interim Balance Sheet.

                  (c) EMPLOYMENT CONTRACTS. Except as described on SCHEDULE 3.12(c), there are no material employment contracts between UIC, on the one hand, and Employees, on the other hand, other than contracts representing the standard terms and conditions prevailing between UIC and its Employees.

         3.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Interim Balance Sheet and through the date hereof, except as contemplated by this Agreement or as disclosed in SCHEDULE 3.13, UIC has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, UIC has not:

                  (a) permitted any of its assets to be subjected to any Lien (other than Permitted Liens);

                  (b) sold, transferred or otherwise disposed of assets involving an aggregate value of more than $250,000, except inventory in the ordinary course of business consistent with past practice;

                  (c) made any capital expenditure involving an aggregate amount of more than either $50,000 individually or $250,000 in the aggregate, or made any commitment therefor, except in accordance with SCHEDULE 3.13(c));

                  (d) declared or paid any dividend or made any distribution on any shares of its capital stock;

                  (e) redeemed, purchased or otherwise acquired any shares of its capital stock;

                  (f) made any bonus, pension, retirement or profit sharing distribution or payment of any kind except in the ordinary course of business consistent with past practice;

                  (g) made any loan of more than $50,000 individually or $100,000 in the aggregate (other than trade payables receivable from trade debtors arising in the ordinary course of business) to any Person;

                  (h) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business consistent with past practice;

                  (i) canceled or waived any claims or rights which cancellation or waiver would reasonably be expected to have a Material Adverse Effect;

                  (j) made any material change in any method of accounting or auditing practice;

                  (k) otherwise entered into any transaction, except in the ordinary course of business consistent with past practice;

                  (l) changed its cash management policies or procedures (including, without limitation, the timing of both the collection of accounts receivable and the payment of accounts payable);

                  (m) terminated any key employee of the Business other than Kent Rapp;

                  (n) failed to make capital expenditures in the ordinary course of business in a manner consistent with the Schedule 3.13(c);

                  (o) had any material adverse development in any case, action, lawsuit or proceeding pending against or affecting UIC which would reasonably be expected to have a Material Adverse Effect;

                  (p) agreed, whether or not in writing, to do any of the foregoing; or

                  (q) taken any other action which, if it had been taken after the date hereof, would have required the consent of Buyer under
         Section 5.1.

         3.14     FINDERS; BROKERS.

         With the exception of fees and expenses payable to Goldman Sachs & Co, which shall be the Sellers' sole responsibility, the Sellers and UIC are not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

         3.15     ENVIRONMENTAL MATTERS.

                  (a)      Except as disclosed on SCHEDULE 3.15:

                           (i) UIC complies and within the past three years has complied with all applicable Environmental Laws, other than any exception to the foregoing that would not reasonably be expected to have a Material Adverse Effect;

                           (ii) UIC possesses and complies with, and within the past three years has possessed and complied with, all applicable Environmental Permits required under applicable Environmental Laws to operate as it currently operates and there are no proceedings pending or, to the knowledge of the Sellers, threatened to revoke or rescind any such Environmental Permits, other than any exception to the foregoing that would not reasonably be expected to have a Material Adverse Effect;

                           (iii) There are no and in the past three years have been no Materials of Environmental Concern at the Real Property or at any other location in a condition or concentration that is reasonably likely to result in liability to the owner of the Business under any applicable Environmental Law, other than any exception to the foregoing that would not reasonably be expected to have a Material Adverse Effect;

                           (iv) UIC has not received within the past five years any written notification or report alleging that it has violated any Environmental Law or has liability or potential liability pursuant to any Environmental Law, including notification that it is liable for, or request for information pursuant to section 104(e) of the federal Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, disposal or release of Materials of Environmental Concern at any location under any applicable Environmental Law; and

                           (v) UIC has not entered into any written agreement to resolve any liability alleged, or to investigate or remediate any Materials of Environmental Concern, under any applicable Environmental Law.


         Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 3.15 shall be deemed to contain the only representations and warranties in this

Agreement with respect to matters relating to Environmental Laws or to Materials of Environmental Concern.

                  (b) As used in this Agreement:

                  "Environmental Laws" shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, orders, or decrees and all common law protecting the quality of human health and safety as affected by the environment, quality of the ambient air, soil or subsurface strata, surface water, or groundwater from exposure to or discharges or releases of Materials of Environmental Concern, in effect on or prior to the Closing.

                  "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under any applicable Environmental Law.

                  "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, radioactive, or toxic substance or waste, any pollutant, contaminant, petroleum products or pesticide defined or regulated as such under any Environmental Law, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act and the Federal Insecticide, Fungicide, and Rodenticide Act.

                  For purposes of this Section 3.15, any reference to "UIC" shall be deemed to be reference to UIC and its past and present subsidiaries.

         3.16     YEAR 2000 COMPLIANCE.

         UIC's internal computer systems used in the operation of the Business are in all material respects able to store, process and output dates from and after January 1, 2000 in the same manner and with the same accuracy, functionality and performance as when dates prior to January 1, 2000 are involved.

         3.17     AFFILIATE TRANSACTIONS.

         Except as disclosed on SCHEDULE 3.17 and other than any employment agreement in the ordinary course of business and disclosed on SCHEDULE 3.12(c), no officer, director, stockholder, or affiliate of UIC or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest or any affiliate of the foregoing, is a party to any agreement, contract, commitment, transaction or arrangement with UIC or related to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business.

         3.18     ABSENCE OF UNDISCLOSED LIABILITIES.

         To the knowledge of the Sellers (with "knowledge", solely for purposes of this Section 3.18, including such knowledge that a person had or should have had, after due inquiry) UIC has no material obligations or liabilities (regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any condition or state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) liabilities reflected on the Interim Balance Sheet, (ii) liabilities which have arisen after August 31, 1998 in the ordinary course of business (none of which would reasonably be expected to have a Material Adverse Effect) and (iii) liabilities in the amounts specifically identified on SCHEDULE 3.18.

         3.19     SUFFICIENCY OF ASSETS.

         All of the material assets and material properties (whether personal or real, tangible or intangible) of UIC are either owned by UIC with good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), or validly leased, licensed or sublicensed, and such assets and properties constitute all of the material assets and material properties necessary to operate the businesses as currently conducted (other than (i) sales of inventory in the ordinary course of business,

(ii) the termination of the Citation VII lease and (iii) the assets and properties used in the Metals Business) and all such assets and properties will be available for use by UIC as of the Closing on the same terms as available to UIC immediately prior to the Closing.

         3.20     PRODUCT WARRANTIES.

         UIC has not made any warranties with respect to the products sold by it other than the warranties expressly made on the labels or literature accompanying such products. Set forth on SCHEDULE 3.20 is a listing, as of the date hereof, of any claim pending under such product warranties which involves a request for damages against UIC of at least $500,000.

         3.21     INDEBTEDNESS.

         UIC will have no indebtedness as of the Closing, other than Permitted Current Liabilities (as defined in Section 6.3(d)).

         3.22     DISCLOSURE.

         Neither this Agreement, the Schedules hereto nor any certificate furnished by or on behalf of the Sellers or UIC in connection with the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading. To the Sellers' knowledge, there is no fact, circumstance or transaction pertaining to UIC, the Business or title to the UIC Common Stock, which has not been fully disclosed to Buyer which has had or would reasonably be expected to have a Material Adverse Effect.

         3.23     NO OTHER REPRESENTATIONS OR WARRANTIES.

         Except for the representations and warranties contained in this Section 3, neither the Sellers' nor any other person makes any other express or implied representation or warranty on behalf of the Sellers.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sellers as follows:

         4.1      CORPORATE EXISTENCE.

         Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same is now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign limited liability company and in good standing in every jurisdiction wherein, by reason of the nature of the Business, the failure to be so qualified would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby (a "BUYER MATERIAL ADVERSE EFFECT").

         4.2      CORPORATE AUTHORITY.

         This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Board of Managers of Buyer and by all requisite action prior to Closing, and Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent, conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby will not violate or conflict with any provision of the Certificate of Formation or Operating Agreement of Buyer, or result in any breach or constitute any material default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer is subject or is a party, except for any such violation, breach or default which would not reasonably be expected to have a Buyer Material Adverse Effect.

         4.3      GOVERNMENTAL APPROVALS; CONSENTS.

         Buyer is not subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which would enjoin or delay the transactions contemplated hereby. Except as set forth in SCHEDULE 4.3 hereto, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Buyer in connection with the execution and delivery of this Agreement or any of the transactional documents, or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect.

         4.4      FINDERS; BROKERS.

         Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

         4.5      FINANCIAL CAPACITY.

         Buyer either (a) has available on hand, from its working capital and/or currently available unrestricted credit facilities or (b) has obtained written commitments for all financing (both equity and debt) that will (subject to the conditions set forth therein) be required to provide, all of the cash that Buyer will need on the Closing Date to consummate the purchase of the UIC Common Stock and to fund the obligations of UIC and the Business thereafter. Copies of the commitment letters evidencing the foregoing have been provided by Buyer to the Sellers (the "COMMITMENT LETTERS").

         4.6 PURCHASE FOR INVESTMENT. Buyer will acquire the UIC Common Stock for its own account for investment and not with a view toward any resale or distribution thereof in violation of U.S. Federal or state securities laws and with no present intention of distributing or reselling any part thereof in violation thereof. Buyer will not so distribute or resell any of the UIC Common Stock in violation of any such law.

         4.7      NO OTHER REPRESENTATIONS OR WARRANTIES.

         Except for the representations and warranties contained in this Section 4, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

5.       AGREEMENTS OF BUYER AND THE UIC SELLERS

         5.1      OPERATION OF THE BUSINESS.

         Sellers covenant and agree that, during the period from the date hereof to the Closing Date, unless Buyer shall otherwise agree in writing, the businesses of UIC shall be conducted only in, and UIC shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Sellers shall cause UIC to use its reasonable best efforts to preserve substantially intact the business organization of UIC, to keep available the services of the present officers, employees and consultants of UIC and to preserve the present relationships of UIC with customers, suppliers, regulators and other persons with which UIC has significant business relations. Except as otherwise contemplated by this Agreement and except as set forth on
SCHEDULE 5.1, Sellers
shall cause UIC not to, between the date of this Agreement and the Closing Date, directly or indirectly do, or commit to do, any of the following without the prior written consent of Buyer:

                  (a) Amend or otherwise change its certificate of incorporation or by-laws;

                  (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, or any other ownership interest, convertible securities or phantom equity, of UIC;

                  (c) Sell, pledge, dispose of or encumber any assets of UIC, except for sales of inventory in the ordinary course of business and in a manner consistent with past practice;

                  (d) Declare, set aside, make or pay any dividend or other distribution, payable with respect to any of its capital stock;

                  (e) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (f) (i) Incur any funded debt or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (in each case other than in the ordinary course of business consistent with past practice or borrowings under the Revolver), (ii) authorize any capital expenditures (other than as contemplated by SCHEDULE 3.13(c)), (iii) fail to make any capital expenditures in the ordinary course of business consistent with the SCHEDULE 3.13(c), or
         (iv) accelerate the collection of accounts receivable or delay the payment of accounts payable beyond stated terms;

                  (g) Except to the extent required under existing employee benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the rate of compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of UIC who are not officers of UIC in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans to or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of UIC, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan or terminate any officers;

                  (h) Except as may be required as a result of a change in law or in GAAP, change in a material way any of the accounting practices or principles used by it;

                  (i) Make any material Tax election, change any material method of Tax accounting or settle or compromise any material federal, state, local or foreign Tax liability;

                  (j) Settle or compromise any pending or threatened suit, action or claim or governmental action which is material to UIC or which relates to the transactions contemplated hereby;

                  (k) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice and (ii) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof;

                  (l) Amend any UIC Lease (except as contemplated by
         Section 6.3(i)); or

                  (m) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(l) or any action which would make any of the representations or warranties made by the Sellers in this Agreement materially untrue and incorrect as of the Closing Date (without taking into account any supplemental disclosures pursuant to Section 5.12) when made if such action had then been taken.

                  Notwithstanding anything else in this Section 5.1 or elsewhere in the Agreement to the contrary, the following shall be permitted without the need to obtain Buyer's consent: (i) the contribution of any assets primarily used in or related to the Metals Business to DW and the assumption by DW of any liabilities primarily related to the Metals Business (and SCHEDULE 5.1 sets forth a complete and accurate list, as of the date hereof, of all assets and employees to be so contributed that are also used in or employed in the Business as of the date hereof), (ii) the Metals Business Distribution, (iii) on or prior to January 17, 1999, the declaration and payment of cash distributions to the Sellers in amounts such that (A) 64% of UIC's estimated income before provision for income taxes for the year ended December 31, 1998 is distributed to Sellers (with any distributions paid to Sellers in 1998 but relating to 1997 income being disregarded for this purpose) and (B) 64% of UIC's estimated income before provision for income taxes for the period from January 1, 1999 through January 17, 1999 is distributed to Sellers, (iv) the termination or assignment of the Citation VII lease without any cost, expense or continuing liability or obligation to UIC, (v) the Sellers and UIC may take all action as may be necessary in order to provide that (A) as of the date of the Metals Business Distribution, any Employees who, on such date, are actively employed in the Metals Business or who are absent from work in the Metals Business by reason of vacation, sick leave, short-term disability or due to authorized leave of absence or military service (collectively, the "TRANSFERRED EMPLOYEES") shall cease to be employed by UIC and shall become employed by DW and (B) DW may continue to participate, as a participating employer, in UIC's 401(k) Savings Plan in accordance with the provisions of
Section 5.6, after which time DW shall withdraw from, and cease to be a participating employer therein and (vi) prior to January 17, 1999 pay any outstanding principal and interest on the Kuhn Notes.

         5.2      INVESTIGATION OF BUSINESS.

         Buyer may, prior to the Closing Date, make or cause to be made such reasonable investigation of the business and properties of the Business and of its financial and legal condition as Buyer deems necessary or advisable. The Sellers will permit Buyer and its authorized agents or representatives, including its independent accountants and financing sources, to have full access to the properties, books and records, suppliers, employees and personnel, accountants, attorneys and other advisors of the Business at reasonable hours to review matters related to the Business; PROVIDED, HOWEVER, that Buyer shall not have access to customer lists (or other customer-specific information) prior to Closing. Buyer and its representatives will hold in confidence all confidential information obtained from the Sellers or UIC, its officers, agents, representatives or employees in accordance with the provisions of the letter dated October 8, 1998 between an affiliate of Buyer and UIC ("CONFIDENTIALITY LETTER").

         5.3      MUTUAL COOPERATION; NO INCONSISTENT ACTION.

                  (a) Subject to the terms and conditions hereof, the Sellers and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including all of the following (i) obtain prior to Closing all licenses, certificates, permits, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby, including but not limited to such consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HART-SCOTT ACT"), as set forth below and any similar foreign legislation; and
(ii) effect all necessary registrations and filings. The Sellers and Buyer shall cooperate fully with each other to the extent reasonable in connection with the foregoing.

                  (b) Buyer and the Sellers shall timely and promptly make all filings which may be required by each of them in connection with the consummation of the transactions contemplated hereby under the Hart-Scott Act and any similar foreign legislation. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any governmental agency, including, without limitation, any filings necessary under the provisions of the Hart-Scott Act. Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "ANTITRUST DIVISION") or any similar governmental agency or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

                  (c) For purposes of this Section 5.3, the "REASONABLE BEST EFFORTS" of Buyer shall include acceptance by Buyer of any and all divestitures of any subsidiary or assets of Buyer or its affiliates or acceptance of an agreement to hold any assets of the Business separate in any lawsuit or other legal proceeding, whether judicial or administrative, that may be required by the FTC, the Antitrust Division or any other applicable governmental entity in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby. Other than to the extent applicable law expressly requires the Buyer to obtain any license, permit, consent, approval, authorization or order of any governmental authority or to make any registration or filing with any governmental authority, Sellers shall be responsible for making all filings and giving all notices relating to, and otherwise pursuing all licenses, permits, consents, approvals, authorizations and orders of governmental authorities and making all registrations and filings with governmental authorities (collectively, the "GOVERNMENTAL CONSENTS"), which are required in connection with the transactions contemplated hereby and shall provide a copy of any such filings or notices to the Buyer. Buyer shall be responsible for making or giving all Governmental Consents required to be made or given subsequent to the Closing Date. In connection with and as a condition to Buyer's and Seller's obligations under the preceding sentence, the Sellers shall fully cooperate with and assist Buyer in identifying and obtaining all such licenses, permits, consents, approvals, authorizations or orders and in making all such registrations and filings.

                  (d) Each of the Sellers and Buyer shall notify and keep the other advised as to (a) any litigation, governmental action or administrative proceeding pending and known to such party, or to its knowledge threatened, which challenges the transactions contemplated hereby and (b) any event or circumstance which would constitute a breach of their respective representations and warranties in this Agreement PROVIDED, that the failure of the Sellers or Buyer to comply with clause (b) shall not subject the Sellers or Buyer to any liability hereunder except as and to the extent the Sellers or Buyer would be responsible for a breach of such representations and warranties pursuant to
Section 8 (including, without limitation, the limitations on recovery and the time periods for bringing claims thereunder). Subject to the provisions of
Section 9, hereof, the Sellers and Buyer shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.4      PUBLIC DISCLOSURES.

         Prior to the Closing Date, neither the Sellers nor Buyer will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other party or parties. After the Closing Date, neither the Sellers nor Buyer will issue any press release or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior written consent of the other party or parties (which consent shall not be unreasonably withheld or delayed). Notwithstanding the above, nothing in this Section will preclude any party from making any disclosures required by law or regulation or necessary and proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency; PROVIDED, that the party required to make the release or statement shall allow the other parties reasonable time to comment on such release or statement in advance of such issuance, and nothing in this Section will preclude Buyer from making any disclosures which it reasonably believes it is required to make in connection with any financing or refinancing.

         5.5      ACCESS TO RECORDS AND PERSONNEL.

                  (a) Prior to or at the Closing, the Sellers shall deliver to Buyer all Books and Records (as defined below) in their possession or control, except that the Sellers shall be permitted to retain copies of such Books and Records to the extent required in connection with their tax returns. Subject to the foregoing, the Sellers and Buyer shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to UIC and the Business in their possession (the "BOOKS AND RECORDS") for a period of six years after the Closing Date or for such longer period as may be required by law or any applicable court order; provided, however, that prior to any destruction by or on the behalf of Buyer or UIC of any Books and Records related to the conduct of the Business prior to the Closing which the Sellers may require in connection with any tax matters, Buyer and UIC shall provide the Sellers a reasonable opportunity to retrieve such Books and Records from UIC or the Buyer and to keep such Books and Records in perpetuity (without payment to UIC or the Buyer);

                  (b) The Sellers and Buyer will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for the preparation of tax returns or the defense of litigation with any third party. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party or parties. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain, (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees, or (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be confidential information.

         5.6      EMPLOYEE RELATIONS AND BENEFITS.

                  (a)      BUYER'S EMPLOYEE BENEFIT PLANS.

                           (i) The Buyer shall take such actions as are necessary so that, as of the Closing Date and for a period of two years thereafter, the Employees will be provided standard employee benefits which, in the aggregate, are intended to be not less favorable than those provided to the Employees as of the date hereof; PROVIDED, HOWEVER, that it is understood that after the Closing Date (i) no party hereto will have any obligation to issue or adopt any plans or arrangements to provide for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plan or program and (ii) except as set forth herein, nothing shall require the Buyer to maintain any particular plan or arrangement.

                           (ii) Buyer and its affiliates shall honor all vacation days accrued by the Employees as of the Closing Date under UIC's vacation policy and shall honor all employment and other individual agreements with respect to Employees in effect as of the date hereof and set forth on SCHEDULE 5.6(a)(ii).

                           (iii) For purposes of all employee benefit plans, programs and arrangements established by, maintained by or contributed to by Buyer or its affiliates (the "BUYER PLANS"), Buyer shall cause each such Buyer Plan to treat the prior service with UIC and its affiliates of each Employee as service rendered to Buyer or its affiliates, as the case may be, for purpose of eligibility to participate and for all benefits, accrual and vesting thereunder.

                           (iv) Each Buyer Plan offered to Employees on or after the Closing Date shall be offered to Employees (and, if applicable, their dependents) without any waiting period and Buyer shall cause any restrictions and limitations for pre-existing conditions to be waived. Employees shall receive credit for any deductibles paid and co-payments made under Company Plans.

                           (v) Buyer and its affiliates shall honor and shall not amend or challenge the validity or enforceability of the "Contracts for Release in Event of Sale" between UIC and the individuals listed on
         SCHEDULE 5.6(a)(v).

                  (b) UIC 401(k) SAVINGS PLAN. If requested by the Sellers in writing prior to the Closing Date:

                           (i) On the Closing Date or as soon as practicable thereafter, Buyer shall (x) cause the trustee of the UIC 401(k) Savings Plan to segregate the assets of such Plan representing the full account balances of Transferred Employees as of the Closing Date, (y) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and
         (z) make all necessary amendments to the UIC 401(k) Savings Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of Transferred Employees under the UIC 401(k) Savings Plan are invested shall not be affected by such segregation of assets.

                           (ii) As soon as practicable after the Closing Date, DW shall establish or designate an individual account plan for the benefit of Transferred Employees (the "Successor Individual Account Plan"), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. As soon as practicable following DW's written notice to Buyer of its establishment or designation of the Successor Individual Account Plan, Buyer shall cause the trustee of the UIC 401(k) Savings Plan to transfer in the form of cash (or such other form as may be agreed by Buyer and DW) the full account balances of the Transferred Employees under the UIC 401(k) Savings Plan (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the date of transfer described herein), reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by DW under the trust agreement forming a part of the Successor
         Individual Account Plan.

                           (iii) In consideration for the transfer of assets described herein, DW shall, effective as of the date of transfer described herein, assume all of the obligations of Buyer and any of its affiliates in respect of the account balances accumulated by Transferred Employees under the UIC 401(k) Savings Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Closing Date.

         5.7      NON-SOLICITATION.

         Until the Closing shall actually have occurred, Buyer acknowledges that it remains subject to the non-solicitation provisions of the Confidentiality Letter.

         5.8      LITIGATION.

         The Sellers shall promptly inform the Buyer of any Litigation related to the Business, or any material development in any such Litigation, arising after the date hereof and prior to the Closing Date.

         5.9      TERMINATION OF DAVID C. PRATT, MARK R. GALE AND ED KUHN.
         The Sellers shall cause UIC to terminate the employment of David C. Pratt, Mark R. Gale and Ed Kuhn as of the Closing, without any cost, liability or continuing obligation of UIC other than as will be set forth in a consulting arrangement with the terms set forth in Exhibit E to this Agreement to be executed on the Closing Date by Buyer and Mr. Pratt.

         5.10     TAX MATTERS.

                  (a) (i) UIC and each of the Sellers will join with Buyer, at Buyer's option if Buyer so notifies Sellers within 60 days after Closing, in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign Tax law) with respect to the purchase and sale of the stock of UIC hereunder (the "338 Election"). Sellers and Buyer shall jointly prepare any and all forms necessary to effectuate the 338 Elections (including, without limitation, IRS Form 8023 and similar forms under state and local Tax law) (the "338 Election Forms"). The Sellers and the Buyer shall complete such 338 Election Forms no later than 15 days prior to the date such 338 Election Forms are required to be filed. Each of the Sellers shall execute the 338 Election Forms and the Buyer shall execute and shall duly and timely file the Election Forms in accordance with applicable Tax laws and the terms of this Agreement. The Sellers will include any income, gain, loss, deduction or other Tax items resulting from the 338 Elections on their Tax Returns to the extent permitted by applicable law and, subject to clause (iii) below shall pay all Taxes due pursuant thereto. The Sellers and Buyer shall report all transactions pursuant to this Agreement in a manner that is consistent with the 338 Elections and shall take no position contrary thereto unless required to do so pursuant to a final "determination" within the meaning of Section 1313 of the Code or an analogous provision of state, local or foreign law.

                           (ii) Buyer and Sellers jointly shall, within 90 days after the Closing Date, allocate the Purchase Price (the "ALLOCATION") among the assets of UIC, which Allocation shall be prepared in accordance with Treas. Reg. Section 1.338(h)(10)-1(f). If Buyer and Sellers are unable to agree on the Allocation, then any disputed items shall be resolved by the CPA Firm. Such CPA Firm shall resolve the dispute within 30 days of having the items referred to it and such resolution shall be binding on the parties. The costs, fees and expenses of the CPA Firm shall be borne equally by Sellers and Buyer. Any subsequent adjustments to the Purchase Price shall be reflected in the Allocation as revised hereunder in a manner consistent with Treas. Reg. Section 1.338(h)(10)-1(f) and as agreed to by the Buyer and Sellers. Buyer and Sellers agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns and in the course of any tax audit or tax litigation relating thereto and (iii) take no position inconsistent with the Allocation for all tax and accounting purposes, except, in each case, to the extent that, there has been a determination (within the meaning of Section 1313 of the Code) contrary to such position.

                           (iii) (A) Buyer shall be responsible for and pay to Sellers, and shall indemnify and hold harmless the Sellers against, any and all Taxes imposed on any of the Sellers (including any Taxes as a result of any payment made pursuant to this Section 5.10(a)(iii)) arising out of or in connection with or attributable to the 338 Election, to the extent such Taxes are in excess of the amount of Taxes Sellers would have incurred if the 338 Election were not made, PROVIDED, THAT, such excess Tax payment shall be reduced by the present value of any tax benefit attributable to an increase in the basis of the UIC Common Stock retained by the Sellers as a result of the 338 Election. Such present value shall be computed using the federal and all applicable state long-term capital gain tax rates applicable to individual taxpayers, a discount rate of 10% and an assumed sale of such UIC Common Stock on the seventh anniversary of the Closing Date. The indemnification provided for in this Section 5.10(a)(iii) shall be in addition to the indemnification provided for in Section 8.2 of this Agreement and shall not be subject to the provisions of Section 8 of this Agreement other than Section 8.3(b).

                                    (B) Sellers  shall  provide  Buyer  with a
         schedule computing the excess amount of Taxes arising from the 338 Election ("EXCESS TAXES"), within 10 days after the parties have agreed to the Allocation under Section 5.10(a)(ii) of this Agreement, including any additional period of time required for resolution of disputes by the CPA Firm. Such Excess Taxes shall be determined by comparing the aggregate of UIC's and the Sellers' Tax liabilities if the 338 Election were made with such Tax liabilities if the 338 Election were not made. When making such calculations, the highest corporate or individual federal Tax rates to which Sellers and UIC would be subject and the actual applicable state Tax rates to which each Seller and UIC would be subject based on these calculations, as applicable to such type of income shall be used and any other income, deduction, gain, loss or credits of UIC and the Sellers shall be ignored. Payment pursuant to this Section 5.10(a)(iii) shall be made no later than 10 days prior to the due date of the Tax Returns reflecting the Excess Taxes, PROVIDED, THAT, if the parties have not agreed to an Allocation within 60 days prior to the due date of the Tax Returns reflecting the Excess Taxes, then the parties shall submit the dispute to the CPA Firm for resolution. The CPA Firm's determination shall be final and binding upon the parties. If resolution has not yet been determined for the matters contemplated in Sections 5.10(a)(ii) or 5.10(a)(iii)(B) by the date referred to in the preceding sentence, Buyer shall pay the amount referenced on the Sellers' schedule of Excess Taxes and Buyer or the Sellers shall make payment to the other of any underpayment or overpayment of Excess Taxes as finally resolved.

                  (b) The Closing Date will be treated as the last day of UIC's subchapter S tax year ("Short Period S Year"), and the day after the Closing Date will be the first day of UIC's subchapter C year ("Short Period C Year"), PROVIDED, HOWEVER, if a 338 Election is not made, the day before the Closing Date shall be treated as the last day of UIC's Short Period S Year and the Closing Date will be the first day of UIC's Short Period C Year. In order to appropriately apportion any taxable income or loss relating to the Short Period S Year and Short Period C Year, the parties will elect to allocate UIC's items of income, gain, expense, loss, deduction or credit in accordance with the provisions of Code section 1362(e)(3) as opposed to allocating items ratably throughout such periods. The Sellers and UIC shall, pursuant to Section 1362(e)(3) of the Code, elect to close the Short Period S Year of UIC at the end of the day on the Closing Date provided a 338 Election is made, or at the end of the day before the Closing Date if a 338 Election is not made, and shall prepare Tax Returns on a consistent basis. The Sellers shall also prepare and file UIC's Tax Returns for the Short Period S Year. The parties shall cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns, and any Tax audit, or other examination by or administrative or judicial proceeding involving a taxing authority related to liability for Taxes. If, in connection with any examination, investigation, audit or other proceeding concerning any Tax Return covering a tax period of UIC ending on or before the Closing Date, a taxing authority issues to any of the parties a notice of deficiency, a proposed adjustment, an assertion of claim or a demand concerning the period covered by such Tax Return, the recipient shall notify the other parties that it has received the same within twenty days of its receipt. The Sellers shall have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand by the taxing authority (a "TAX CONTEST") and to represent and act for and on behalf of UIC in connection with any such examination, investigation, audit or other proceeding, including refund claims of any Tax Return of UIC for the periods ending on or before the Short Period S Year provided that the Sellers shall not (without the prior written consent of Buyer, which consent shall not be unreasonably withheld) resolve or settle any such Tax Contest relating to a Tax computed on a basis other than income, if settlement shall have the effect of increasing any Tax obligation (or decreasing any Tax loss) for any tax period ending after the Closing Date.

                  (c) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of UIC relating to a Tax computed on a basis other than income ("NON INCOME TAXES"), for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to Buyer within fifteen (15) days of the date on which such Non Income Taxes are paid with respect to such periods an amount equal to the portion of such Non Income Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Non Income Taxes are not accrued on the Closing Balance Sheet. For purposes of this Section, in the case of any such Non Income Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period.

                  (d) With respect to Non Income Taxes, without the prior written consent of Buyer, neither the Sellers nor UIC shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to UIC, surrender any right to claim a refund of Non Income Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to UIC, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of materially increasing the present or future Tax liability of UIC, Buyer or any affiliate of Buyer.

                  (e) Buyer agrees not to permit UIC's certificate of incorporation to be amended to create any class of stock other than common stock prior to the close of business on the second day after the Closing Date.

         5.11 OFFICERS' AND DIRECTORS' INDEMNIFICATION. Buyer agrees that the provisions with respect to indemnification in the certificate of incorporation and by-laws of UIC on the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of UIC.

         5.12 AMENDMENTS TO SCHEDULES. (a) If no later than five business days prior to the Closing Date, the Sellers become aware of any fact or circumstance (whether or not such fact or circumstance existed prior to the date hereof), which fact or circumstance would make any representation, warranty, covenant or other agreement of the Sellers untrue, then the Sellers shall be permitted to amend any Schedule to this Agreement so as to identify such fact or circumstance to the extent necessary to make such representation, warranty, covenant or agreement true and correct.

                  (b) If the Sellers shall elect to amend any Schedule to this Agreement pursuant to this Section 5.12, then the Sellers shall promptly inform Buyer in writing (the "AMENDMENT NOTICE") of such facts and circumstances, the circumstances of their discovery and the proposed amendment; PROVIDED, that in no event shall the delivery by the Sellers of an Amendment Notice affect the Sellers representations, warranties, covenants or agreements for the purposes of Sections 6.3 and 9.1 hereof (and therefore any such Amendment Notice will not be taken into account for purposes of determining satisfaction with the conditions to Buyer's obligation to Closing under Section 6.3); PROVIDED, FURTHER, that notwithstanding the foregoing proviso, Buyer shall not be entitled to be indemnified pursuant to Section 8.1(a) to the extent that the disclosures contained in an Amendment Notice reasonably inform Buyer of a breach of a representation, warranty or covenant upon which such indemnity claims otherwise would be based.

         5.13 EXCLUSIVITY. UIC and the Sellers agree (on behalf of themselves and their affiliates) that, beginning on the date hereof and lasting until the Closing occurs or this Agreement is terminated in accordance with its terms (the "EXCLUSIVITY PERIOD"), Buyer shall have the exclusive right to negotiate and consummate the transactions contemplated hereby. During the Exclusivity Period, none of the Sellers, UIC nor any of its subsidiaries nor any of their respective affiliates shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, representative, agent or otherwise, (a) solicit, initiate or encourage the submission of any proposal or offer (an "ACQUISITION PROPOSAL") from any person or entity relating to any acquisition or purchase of all or substantially all of the assets of, or any material asset of, or any capital stock or other equity security of, or any liquidation, dissolution, recapitalization of, merger or consolidation with or into, UIC or any of its subsidiaries, or relating to any other similar transaction or business combination involving UIC or any of its subsidiaries, or (b) participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person or entity to do or seek to do any of the foregoing; provided that this Section 5.13 shall not apply to the Metals Business.

         5.14 POST-CLOSING NONCOMPETITION, NONSOLICITATION, CONFIDENTIALITY. As a material inducement to Buyer to enter into this Agreement and in consideration of the payment by Buyer of the Purchase Price to the Sellers:

                  (a) During the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the "NONCOMPETE PERIOD"), David
C. Pratt and Mark R. Gale shall not, directly or indirectly, Participate in any line of business in which the Business is actively engaged or any line of business competitive with the Business anywhere in the United States and any other country in which UIC does business as of the Closing (the "COMPETITIVE ACTIVITIES"). For purposes of this Agreement, the term "PARTICIPATE" includes any direct or indirect interest in, or providing any direct or indirect assistance (whether financial, advisory or otherwise) to, any enterprise (or any affiliate thereof), whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, creditor, stockholders, unitholder, owner or otherwise; PROVIDED that the term "PARTICIPANT" shall not include ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market or the ownership of UIC Common Stock.

                  (b) During the Noncompete Period, each Seller (i) shall not, directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by UIC during the Noncompete Period, without the prior written consent of UIC; provided that the foregoing shall not apply to general solicitations not directed at UIC or any of its employees or to any person hired as a result thereof and (ii) shall not induce or attempt to induce any customer or other business relation of UIC to cease doing business with UIC or to engage in any business relationship which might materially harm UIC.

                  (c) Each Seller acknowledges that as an employee, officer, director or stockholder of UIC it has obtained confidential and proprietary information regarding UIC ("CONFIDENTIAL INFORMATION"). Each Seller agrees not to directly or indirectly, use for its or his own purposes or use or disclose to any third party any of such Confidential Information without the prior written consent of Buyer, unless and to the extent that the aforementioned matters (a) become generally known to and available for use by the public other than as a result of that Seller's acts or omissions to act, or (b) such Seller is required by law or legal process to disclose or discuss any Confidential Information (provided that in such case, such Seller shall promptly inform Buyer, shall cooperate with Buyer in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary).

                  (d) The parties hereto acknowledge and agree that Buyer and UIC will suffer irreparable harm from a breach by any Seller of any of the covenants or agreements contained in this Section 5.14. In the event of an alleged or threatened breach by any Seller of any of the provisions of this
Section 5.14, Buyer and UIC or their successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof. Each Seller acknowledges and agrees that the restrictions contained in this Section 5.14 are reasonable.

                  (e) If, at the time of enforcement is sought of any of the provisions of this Section 5.14, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller agrees that the covenants made in this Section 5.14 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

         5.15     KUHN NOTES.

         Buyer and the Sellers acknowledge that the amount of any principal and interest outstanding on the unsecured notes payable to the family of a former stockholder, Ed Kuhn Sr. (the "KUHN NOTES") at the close of business on the Closing Date shall be deducted from the proceeds paid to the Sellers pursuant to this Agreement at the Closing (as set forth in Section 1.1 of this Agreement), and Buyer hereby agrees that on the Closing Date, Buyer shall cause UIC to pay all such amounts to the Kuhn family.

         5.16     INSURANCE.

         Buyer agrees to cause UIC to continue to pay after the Closing Date all premiums under all existing insurance policies which provide UIC with insurance coverage in respect of the Brest Case until at least April 15, 2000; provided that in no event shall UIC be required to pay in excess of 300% of the premiums paid in 1998 under such insurance policies; and, provided, further, that if the premiums of such insurance policies exceed such amount, Buyer agrees that it shall cause UIC, and UIC shall, obtain policies with the maximum coverage available for a cost not exceeding such amount. Prior to the Closing, Sellers will provide Buyer with a schedule of the insurance policies referred to in the preceding sentence.

         5.17 STOCKHOLDERS' AGREEMENT. The Sellers, UIC and Buyer shall execute a Stockholders' Agreement, substantially on the terms and conditions reflected on the term sheet set forth in Exhibit C.

6.       CONDITIONS

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND THE SELLERS. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) NO INJUNCTION, ETC. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase or the transfer to Buyer by the Sellers of the UIC Common Stock.

                  (b) REGULATORY AUTHORIZATIONS. All (i) consents, approvals, authorizations and orders of federal, state and foreign governmental and regulatory authorities as are necessary in connection with the transfer of the UIC Common Stock to Buyer (the "REQUIRED CONSENTS") shall have been obtained, except for Required Consents the failure to obtain which, individually or in the aggregate, are not material to the Business and the failure of which to obtain would not subject the Buyer or any Seller, or any officer, director or agent of any such person to civil or criminal liability; PROVIDED that for purposes of this clause (b) applicable waiting periods specified under the Hart-Scott Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

                  (c) CHARTER AMENDMENT. UIC shall have filed with the Secretary of State of Delaware a Charter Amendment to be effective as of the close of business on the Closing Date, substantially in the form of Exhibit B hereto.

                  (d) STOCKHOLDERS' AGREEMENT. The Sellers, UIC and Buyer shall have executed a Stockholders' Agreement, substantially on the terms and conditions reflected on the term sheet set forth in Exhibit C.

         6.2      CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLERS.

         The obligation of the Sellers to consummate the transactions provided for in this Agreement is subject to fulfillment of the following condition:

                  (a) ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES; COVENANTS OF BUYER. The representations and warranties of Buyer contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date; Buyer shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to Closing; and the Sellers shall have received a certificate signed by an executive officer of Buyer to such effect.

         6.3      CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.

         The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment of the following conditions:

                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES OF THE SELLERS; COVENANTS OF THE SELLERS. The representations and warranties of the Sellers contained in this Agreement (except as affected by the transactions contemplated in this Agreement) that are qualified as to materiality shall be true and correct and the representations and warranties of the Sellers set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement (except to the extent cured prior to the Closing Date) and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date (in each case without taking into account any supplemental disclosures pursuant to Section 5.12); the Sellers shall have complied in all material respects with all covenants contained in this Agreement to be performed by them prior to Closing; and Buyer shall have received a certificate signed by each of the Sellers to such effect.

                  (b) THIRD PARTY CONSENTS. All consents by third parties required in connection with the closing of the transactions contemplated by this Agreement shall have been obtained on terms reasonably satisfactory to Buyer.

                  (c) LITIGATION. No action, suit, or proceeding brought by a governmental agency shall be pending before any court or governmental agency wherein an unfavorable judgment, decree, injunction, order or ruling would be reasonably likely to prevent or declare unlawful the performance of this Agreement or any of the transactions contemplated hereby or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects and no action, suit or proceeding brought by any third party challenging the ownership of the UIC Common Stock or asserting the right to proceeds to be paid with respect thereto in connection with this Agreement shall be pending.

                  (d) INDEBTEDNESS. Neither UIC nor any subsidiary shall have any outstanding indebtedness (other than accounts payable, trade payables and current debt for borrowed money under the Revolver, in each case only to the extent incurred in the ordinary course of business and taken into account in the determination of Closing Working Capital, and the Kuhn Notes (the "PERMITTED CURRENT LIABILITIES")), and the Sellers shall have delivered to Buyer if so requested (i) payoff letters and UCC termination letters with respect to all indebtedness (other than accounts payable and trade payables), and (ii) releases of any and all Liens (other than Permitted Liens) against the assets of UIC or any subsidiary and any and all Liens against the UIC Common Stock (other than Liens created by Buyer).

                  (e) MATERIAL ADVERSE CHANGE. Since August 31, 1998, there shall have been no event, transaction, condition or change which has had or would reasonably be expected to have a Material Adverse Effect.

                  (f) RELIANCE ON AUDITS. Buyer shall have received a properly executed letter substantially in the form attached hereto as Exhibit D from UIC's outside accountants entitling Buyer to rely on the Annual Financial Statements and the Interim Financial Statement and any audit letters delivered in conjunction therewith and to use such financial statements in connection with any public or private financing by Buyer, UIC or its successors and assigns (including in any registration statement filed with the Securities and Exchange Commission).

                  (g) METALS BUSINESS. The structure of and documentation effecting the Metals Business Distribution shall be reasonably satisfactory to Buyer.

                  (h) BUYER FINANCING. Buyer shall have received the financing on substantially the terms contemplated under the Commitment Letters.

                  (i) CERTAIN SELLERS MATTERS. All accounts receivable of UIC from Sellers and their affiliates shall have been paid prior to Closing, and all leases for Real Property with Sellers and their affiliates shall have been amended prior to Closing to give UIC the unilateral option to exercise the extension options contained therein on the terms set forth therein as of the date hereof; provided that if no increase in the rental payments to be made upon such extensions is specified therein, each such lease shall be amended to provide for such increases at the same rate as set forth in the lease for 8825 Page Boulevard, St. Louis, Missouri, a true and complete copy of which was previously delivered to Buyer. In the case of all leases for which the landlord is a Seller or an affiliate of the Sellers,

Buyer shall have received a consent from the landlord thereunder, effective upon the assignment of the Leased Real Property owned by such landlord, to the assignment of such Leased Real Property to a wholly owned subsidiary of UIC without any cost, expense or change of terms.


7.       CLOSING

         7.1      CLOSING DATE.

                  (a) Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Section 9 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, at the close of business, New York City time, on the later of (i) January 20, 1999 or (ii) two business days after the lapse or termination of the applicable waiting periods specified under the Hart-Scott Act (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 6 hereof are satisfied or waived), or such other date, time and place as shall be agreed upon by the Sellers and Buyer (the actual date and time being herein called the "CLOSING DATE").

         7.2      BUYER DELIVERIES.

         At the Closing, Buyer shall deliver (i) the Purchase Price as provided in Section 2.1(b) hereof, (ii) the document described in Section 6.2 hereof,
(iii) such other documents and instruments as counsel for Buyer and the Sellers mutually agree to be reasonably necessary to consummate the transactions described herein.

         7.3      SELLERS DELIVERIES.

         At the Closing, the Sellers shall deliver to Buyer the following:

                  (a) the documents described in Section 6.3 of this Agreement;
                  (b) the UIC Common Stock duly endorsed or accompanied by stock powers duly executed as described in Section 1 of this Agreement;

                  (c) such other documents and instruments as counsel for Buyer and the Sellers mutually agree to be reasonably necessary to consummate the transactions described in this Agreement or as Buyer or its financing sources reasonably request, including, without limitation, opinions of counsel, director or other resignations, closing certificates regarding closing conditions or other customary matters, nondisturbance agreements, estoppel certificates and other customary closing documents.

8.       INDEMNIFICATION

         8.1      INDEMNIFICATION BY THE SELLERS.

                  (a) The Sellers shall jointly and severally defend, indemnify and hold Buyer and its affiliates (which, for purposes of this Section 8, shall include Buyer's officers, directors, direct and indirect owners, agents, representatives, successors and permitted assigns) harmless from and against and in respect of any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorneys' fees, incurred directly by Buyer and its affiliates (hereinafter "BUYER LOSSES") which arise out of, relate to, or result from (1) any breach of any of the representations and warranties contained in Section 3 hereof or any certificate delivered pursuant hereto, (2) any breach of any of the covenants and agreements made by Sellers or (prior to Closing) UIC in this Agreement, including, without limitation, Article 2, and
(3) any Income Tax of UIC or its subsidiaries for any Tax period (or portion thereof) ending on or prior to the Closing Date except to the extent of any Income Taxes reflected on the Closing Balance Sheet are included in the calculation of Closing Working Capital. Buyer shall give the Sellers prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and if the aggregate monetary exposure of the Sellers under such claim exceeds the aggregate monetary exposure of Buyer under such claim (with the parties' aggregate monetary exposure determined by the Sellers and Buyer in good faith taking into account all applicable insurance coverage and all amounts paid with respect to all previously resolved indemnification claims under this Agreement or reasonably expected to be paid with respect to all pending unresolved indemnification claims under this Agreement), then the Sellers shall have the right to assume the defense of such claim through counsel of their own choosing, by so notifying Buyer within sixty (60) days of receipt of Buyer's written notice; provided, however, that the Sellers' counsel shall be reasonably satisfactory to Buyer, provided further, that as a condition precedent to the Sellers' right to assume control of such defense, Sellers must first admit in writing that such claims would be covered by the indemnification provisions in this Agreement, and provided further, that if the Sellers and Buyer cannot agree on whose aggregate monetary exposure is greater within twenty days of the notice of the third party claim from Buyer to the Sellers, then they shall refer the matter to a nationally recognized law firm mutually selected by the Sellers and Buyer (the "FIRM"), which shall be directed to determine within ten days of such referral whether the Sellers, on the one hand, or Buyer, on the other hand, have the greater aggregate monetary exposure for such third party claim. The parties shall make available to the Firm all items reasonably requested by the Firm in order for the Firm to assess their aggregate monetary exposure, and the Firm's determination shall be conclusive and binding upon the Sellers and Buyer. The fees and disbursements of the Firm shall be shared equally by the Sellers, on the one hand, and Buyer, on the other hand, and the Firm shall be held harmless by and shall have no liability to the Sellers or Buyer in connection with the foregoing. Failure to give prompt notice shall not affect the indemnification obligations hereunder unless there is actual prejudice. If Buyer desires to participate in any such defense assumed by the Sellers, it may do so at its sole cost and expense. If the Sellers decline (or in accordance with the above are not permitted) to assume any such defense, they shall be liable for and pay as incurred all reasonable costs and expenses of defending such claim by Buyer, including reasonable fees and disbursements of counsel. Neither Buyer nor the Sellers shall, without the prior written consent of the other party or parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or parties or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party or parties for any liability arising out of such claim or demand or any related claim or demand, nor shall the defending party enter into any other settlement or compromise without the prior written consent of the defended party, which consent shall not be unreasonably withheld; PROVIDED that in any case if the defended party does not so consent, it shall be responsible for all Buyer Losses arising out of or related to the claim that was the subject matter of such settlement or compromise which are in excess of the Buyer Losses that would have been incurred if consent for such settlement had been granted, regardless of any other limitations on such party's indemnification obligations hereunder.

                  (b) The foregoing obligation to indemnify Buyer and its affiliates set forth in Section 8.1(a) shall be subject to each of the following limitations:

                           (i) The Sellers' indemnification obligation for any breach of the representations and warranties described in (A) Section
         3.11 (Tax Matters) of this Agreement shall survive until 30 days following the expiration of the applicable statute of limitations, (B)
         Section 3.15 (Environmental Matters) of this Agreement shall survive until December 31, 2002, (C) Sections 3.2 (Authority) and 3.3 (UIC Common Stock) of this Agreement shall survive forever, and (D) all other sections of Article 3 and any certificate delivered pursuant hereto shall survive until the earlier of (x) ten days following the receipt of audited financial statements of UIC for the period ending December 31, 1999 or (y) April 15, 2000, and thereafter all such representations and warranties of the Sellers under this Agreement and any certificate delivered pursuant hereto shall be extinguished. No claim for the recovery of such Buyer Losses may be asserted by Buyer after such applicable survival periods; PROVIDED, HOWEVER, that claims first asserted in writing with reasonable specificity within such period shall not thereafter be barred;

                  (ii) No reimbursement for Buyer Losses asserted against the Sellers under Section 8.1(a)(1) above (except to the extent related to breaches of representations and warranties contained in Sections 3.2 (Authority), 3.3 (UIC Common Stock), 3.9(b) (Brest Case), 3.11 (Tax Matters), 3.14 (Finders; Brokers) or 3.21 (Indebtedness), with respect to each of which there will be no Threshold (as defined below)) shall be required unless and until the cumulative aggregate amount of such Buyer Losses equals or exceeds Ten Million United States Dollars (US $10,000,000) (the "THRESHOLD") and then only to the extent that the cumulative aggregate amount of such Buyer Losses, as finally determined, exceeds said Threshold; provided that in calculating such Threshold any Buyer Losses which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("DE MINIMIS BUYER LOSSES") shall be excluded in their entirety and the Sellers in any event shall have no liability hereunder to Buyer and its affiliates for any such DE MINIMIS Buyer Losses.


                           (iii) The Sellers' liability to Buyer and its affiliates under Section 8.1(a)(1) above (except to the extent related to breaches of representations and warranties contained in Sections 3.2 (Authority), 3.3 (UIC Common Stock), 3.9(b) (Brest Case), 3.11 (Tax Matters), 3.14 (Finders; Brokers) or 3.21 (Indebtedness), with respect to each of which there will be no limitation) for Buyer Losses in excess of the Threshold shall not exceed $50,000,000.

                  (c) The indemnities provided in this Section 8.1 shall survive the Closing. The indemnity provided in this Section 8.1 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity with respect to any loss, liability, damage, judgment, settlement, or expense of any kind or nature incurred directly or indirectly resulting from or arising out of this Agreement or the transactions contemplated hereby, except in the case of any fraud or willful breach of any representation or warranty. Notwithstanding anything herein to the contrary, none of the limitations contained in Section 8.1(b) will apply in the event of or with respect to any breach of any covenant or agreement in Article 1, Article 2, Section 5.1, 5.3, 5.4, 5.10, and 5.12 to 5.14, 11.4, 11.5, 11.13 or any fraud or any willful breach of any representation or warranty.

                  (d) In no event shall the Sellers be liable to Buyer or its affiliates for special, indirect, incidental, consequential or punitive damages (unless such damages are assessed against Buyer or its affiliates in litigation). The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Sellers and Buyer. Accordingly, the Sellers and Buyer shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by the other notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach. Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any related Buyer Losses that are the subject matter of a claim for indemnification hereunder, the Threshold and DE MINIMIS Buyer Losses amounts shall be the sole materiality standard and, therefore, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation or warranty).

         8.2      INDEMNIFICATION BY BUYER.

                  (a) Buyer shall defend, indemnify and hold the Sellers and their affiliates (which, for purposes of this Section 8, shall include the Sellers' agents, representatives, successors and permitted assigns) harmless from and against and in respect of any and all losses, liabilities, damages, judgments, settlements and expenses, including reasonable attorney fees, incurred directly by the Sellers and their affiliates (hereinafter "SELLER LOSSES"; together with Buyer Losses, "LOSSES") which arise out of, relate to, or result from (1) any breach of any of the representations and warranties contained in Section 4 hereof or any certificate delivered pursuant hereto (2) any breach of any of the covenants and agreements made by Buyer (or after the Closing) UIC in this Agreement (including, without limitation, Article 2) (3) the ownership, operation or use of the Business on or after the Closing Date,
(4) any action taken by any regulatory authority on or after the Closing Date which has the effect, in whole or in part, of voiding or unwinding the transactions provided for herein, or (5) the ownership, operation, or use of the Business prior to the Closing Date, or any other losses, liabilities, damages, judgments, settlements, and expenses of any kind of, or relating to, the Business, except insofar as Sellers are obligated to defend, indemnify and hold harmless the Buyer and its affiliates for such Losses pursuant to Section 8.1 of this Agreement and except to the extent caused by a Seller's fraud or willful misconduct. The Sellers shall give Buyer prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section, together with the estimated amount of such claim, and if the aggregate monetary exposure of Buyer under such claim exceeds the aggregate monetary exposure of the Sellers under such claim (with the parties' aggregate monetary exposure determined by the Sellers and Buyer in good faith taking into account all applicable insurance coverage and all amounts paid with respect to all previously resolved indemnification claims under this Agreement or reasonably expected to be paid with respect to all pending unresolved indemnification claims under this Agreement), then Buyer shall have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Sellers within sixty (60) days of receipt of the Sellers' written notice; provided, however, that Buyer's counsel shall be reasonably satisfactory to the Sellers, provided further, that as a condition precedent to Buyer's right to assume control of such defense, Buyer must first admit in writing that such claims would be covered by the indemnification provisions in this Agreement; and provided further, that if the Sellers and Buyer cannot agree on whose aggregate monetary exposure is greater within twenty days of the notice of the third party claim from the Sellers to Buyer, then they shall refer the matter to the Firm, which shall be directed to determine within ten days of such referral whether the Sellers, on the one hand, or Buyer, on the other hand, have the greater aggregate monetary exposure for such third party claim. The parties shall make available to the Firm all items reasonably requested by the Firm in order for the Firm to assess their aggregate monetary exposure, and the Firm's determination shall be conclusive and binding upon the Sellers and Buyer. The fees and disbursements of the Firm shall be shared equally by the Sellers, on the one hand, and Buyer, on the other hand, and the Firm shall be held harmless by and shall have no liability to the Sellers or Buyer in connection with the foregoing. Failure to give prompt notice shall not affect the indemnification obligations hereunder unless there is actual prejudice. If the Sellers desire to participate in any such defense assumed by Buyer it may do so at its sole cost and expense. If Buyer declines (or in accordance with the above are not permitted) to assume any such defense, it shall be liable for and pay as incurred all costs and expenses of defending such claim by the Sellers, including reasonable fees and disbursements of counsel. Neither Buyer nor the Sellers shall, without the prior written consent of the other party or parties, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or parties or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party or parties for any liability arising out of such claim or demand nor shall the defending party enter into any other settlement or compromise without the prior written consent of the defended party, which consent shall not be unreasonably withheld; PROVIDED that in any case if the defended party does not so consent, it shall be responsible for all Seller Losses arising out of or related to the claim that was the subject matter of such settlement or compromise which are in excess of the Seller Losses that would have been incurred if consent for such settlement had been granted, regardless of any other limitations on such party's indemnification obligations hereunder.

                  (b) The foregoing obligation to indemnify the Sellers and their affiliates set forth in Section 8.2(a) shall be subject to each of the following limitations:

                           (i) Buyer's indemnification obligation for any breach of the representations and warranties described in (A) Section 4.2 (Authority) of this Agreement shall survive forever, (B) all other sections of Article 4 and any certificates delivered pursuant hereto shall survive until April 15, 2000, and thereafter all such representations and warranties of Buyer under this Agreement and any certificate delivered pursuant hereto shall be extinguished. No claim for the recovery of such Seller Losses may be asserted by the

         Sellers after such applicable survival periods; provided, however, that claims first asserted in writing with reasonable specificity within such period shall not thereafter be barred;

                           (ii) No reimbursement for Seller Losses asserted against Buyer under Section 8.2(a)(i)(1) above (except to the extent related to breaches of representations and warranties contained, in Sections 4.2 (Authority) or 4.4 (Finders; Brokers), with respect to each of which there will be no Buyer Threshold (as defined below)) shall be required unless and until the cumulative aggregate amount of such Seller Losses equals or exceeds Ten Million United States Dollars (US $10,000,000) (the "BUYER THRESHOLD") and then only to the extent that the cumulative aggregate amount of the Seller Losses, as finally determined, exceeds said Buyer Threshold; provided that in calculating such Buyer Threshold any Seller Losses which individually total less than Fifty Thousand United States Dollars (US $50,000) each ("DE MINIMIS SELLER LOSSES") shall be excluded in their entirety and Buyer in any event shall have no liability hereunder to the Sellers and their affiliates for any such DE MINIMIS Seller Losses.

                           (iii) Buyer's liability to the Sellers and their affiliates under Section 8.2(a)(1) above (except to the extent related to breaches of representations and warranties contained in Section 4.2(Authority) and 4.4(Finder' Brokers), with respect to each of which there will be no limitation) for Seller Losses in excess of the Buyer Threshold shall not exceed $50,000,000.

                  (c) The indemnities provided in this Section 8.2 shall survive the Closing. The indemnity provided in this Section 8.2 shall be the sole and exclusive remedy of the indemnified party against the indemnifying party at law or equity for any matter covered by this Section 8.2, except in the case of any fraud or willful breach of any representation or warranty. Notwithstanding anything contained herein to the contrary, none of the limitations contained in
Section 8.2(b) will apply in the event of or with respect to any breach of any covenant or agreement in Article 1, Article 2, Sections 5.3, 5.10, 11.4 and 11.5 or any fraud or any willful breach of any representation or warranty.

                  (d) In no event shall Buyer be liable to the Sellers or their affiliates for special, indirect, incidental, consequential or punitive damages (unless such damages are assessed against the Sellers or their affiliates in litigation). The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Sellers and Buyer. Accordingly, the Sellers and Buyer shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by the other notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach. Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any related Seller Losses that are the subject matter of a claim for indemnification hereunder, the Threshold and DE MINIMIS Seller Losses amounts shall be the sole materiality standard and, therefore, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Buyer Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation or warranty).

         8.3      INDEMNIFICATION CALCULATIONS.

                  (a) The amount of any Seller Losses or Buyer Losses for which indemnification is provided under this Section 8 shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If the amount with respect to which any claim is made under this Section 8 (an "INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below), computed on a present value basis using the highest ordinary income tax rate applicable to corporate taxpayers, a discount rate of 10%, and assumed realization for such Tax Benefit on the seventh anniversary of the Closing Date, to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit, computed on a present value basis using the highest ordinary income tax rate applicable to corporate taxpayers, a discount rate of 10%, and assumed realization for such Tax Benefit on the seventh anniversary of the Closing Date, available to the party making the claim. For purposes of this Section 8.3, a "TAX BENEFIT" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, entitlement to refund or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.3. The amount of the refunded reduction or payment shall be deemed a payment under this Section 8.3 and thus shall be paid subject to any applicable reductions under this Section 8.3.

                  (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

9.       TERMINATION

         9.1      TERMINATION EVENTS.

         Without prejudice to other remedies which may be available to the parties by law or this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

                  (a) by mutual consent of the parties hereto;

                  (b) by either the Sellers on the one hand or Buyer on the other hand by notice to the other party or parties if the Closing shall not have been consummated on or before February 28, 1999, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach hereunder and shall not have caused the failure of a condition precedent of the other party; or

                  (c) by either the Sellers on the one hand or Buyer on the other hand, by written notice to the other party or parties if:

                           (i) the other party or parties have (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party or parties prior to the time of such termination, and such failure shall not have been cured within 30 days following notice of such failure; or

                           (ii) any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

         9.2 EFFECT OF TERMINATION. In the event of any termination of the Agreement as provided in Section 9.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or the Sellers, except that (i) the obligations of Buyer and the Sellers under Sections 5.2, 5.4, 5.7 and 11.5 of this Agreement shall remain in full force and effect and (ii) termination shall not preclude either Buyer on the one hand or the Sellers on the other hand from suing the other party or parties for willful breach of this Agreement and recovering damages from such party or parties, as the case may be, for such a willful breach.

10.      ALTERNATIVE DISPUTE RESOLUTION

         The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle the controversy. The Sellers on the one hand or the Buyer on the other hand may give the other party or parties written notice of any dispute not resolved in the normal course of business. Within twenty (20) days after delivery of said notice, executives of Buyer and the Sellers shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within sixty (60) days of the disputing party's original notice, or if the parties fail to meet within twenty (20) days, either the Sellers or Buyer may initiate legal proceedings to resolve the controversy or claim. If the Sellers' or Buyer's negotiator intends to be accompanied at a meeting by an attorney, the other party's or parties' negotiator shall be given at least three (3) working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

11. MISCELLANEOUS AGREEMENTS OF THE PARTIES

         11.1     EXPIRATION OF REPRESENTATIONS AND WARRANTIES.

         The respective representations and warranties of the Sellers and of Buyer contained in this Agreement shall expire and be terminated and extinguished as set forth in Section 8, and thereafter the Sellers on the one hand and Buyer on the other shall have no liability whatsoever to the other with respect to any such representation or warranty except to the extent notice of a claim was given in accordance with Section 8.

         11.2     NOTICES.

         All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

               If to Buyer:

                  UIC Holdings, L.L.C.
                  c/o Thomas H. Lee Company
                  75 State Street
                  Boston, MA  02109
                  Attention:  C. Hunter Boll
                              Scott Schoen
                  Fax: 617-227-3514

               With a copy to:

                  Kirkland & Ellis
                  200 E. Randolph Drive
                  Chicago, IL  60601
                  Attention:  William S. Kirsch, P.C.
                  Fax:  312-861-2200

               If to the Sellers:

                  David C. Pratt
                  91 Gem Island Drive
                  Vero Beach, Florida  32963

                  and

                  Mark R. Gale
                  4616 West Sahara Avenue
                  P.O. Box 374
                  Las Vegas, Nevada  89102

               With a copy to (prior to Closing):

                  David C. Pratt
                  Mark R. Gale
                  c/o United Industries Corporation
                  8825 Page Boulevard
                  St. Louis, Missouri 63114
                  Fax: 314-253-5941

               With an additional copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:  Robert L. Friedman
                  Fax:  212-455-2502

or to such other address as any such party shall designate by written notice to the other parties hereto.

         11.3     TRANSACTION TAXES.

         Buyer shall cause UIC to be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the Sellers against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar taxes and fees ("TRANSFER COSTS") arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement except that neither Buyer nor UIC shall be responsible for any Transfer Costs relating to the Metals Business Distribution or otherwise assessed against Sellers (except to the extent arising out of the 338 Election). The Sellers shall prepare and timely file all tax returns required to be filed in respect of Transfer Costs (including, without limitation, all notices required to be given with respect to bulk sales taxes), PROVIDED that Buyer shall prepare any such tax returns that are the primary responsibility of Buyer under applicable laws.

         11.4     FURTHER ASSURANCES.

         Upon request from time to time, the Sellers shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the UIC Common Stock transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any matter, or to aid in the preparation of Tax Returns, financial statements or other accounting Tax matters, including retention and (upon the other party's request) provision of records relating thereto (provided that Buyer shall reimburse the Sellers for all out of pocket costs and expenses resulting from any such request).

         11.5     EXPENSES.

         Subject to Section 11.3, the Sellers and Buyer shall each pay their respective expenses at Closing (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of their respective obligations under this Agreement, except that
(i) Buyer shall be responsible for the payment of any filing fee under the Hart-Scott Act, (ii) Buyer may cause UIC to pay at or after the Closing all such expenses incurred by Buyer and (iii) Sellers shall be responsible for and shall pay on or before Closing all fees and expenses of third party service providers incurred by UIC on behalf of or for the benefit of the Sellers in connection with this Agreement.

         11.6     NON-ASSIGNABILITY.

         This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either the Sellers on the one hand or Buyer on the other hand without the express prior written consent of the other party or parties, and any attempted assignment, without such consents, shall be null and void (except that Buyer may, without the consent of Sellers, assign all or a portion of its rights hereunder (x) to one of its Affiliates, (y) to a third party that is acquiring from Buyer a majority interest in or substantially all of the assets of the Business, and/or (z) to one or more of UIC's or Buyer's lenders as collateral security).

         11.7     AMENDMENT; WAIVER.

         This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either the Sellers on the one hand or the Buyer on the other hand of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party or parties so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of either the Sellers or Buyer, shall be deemed to constitute a waiver by the party or parties taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by either the Sellers or Buyer of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         11.8     SCHEDULES AND EXHIBITS.

         All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. All statements contained in schedules, exhibits, certificates and other instruments attached hereto or delivered or furnished on behalf of the Sellers pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Sellers. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto so long as the potential exposure and/or magnitude is also reasonably apparent from such disclosure. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

         11.9     THIRD PARTIES.

         This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

         11.10    GOVERNING LAW.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

         11.11    CONSENT TO JURISDICTION.

         Each of the parties hereto, irrevocably submits to the exclusive jurisdiction of the United States District Court located in Wilmington, Delaware or if such court does not have jurisdiction, the a Delaware State Court located in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.2 shall be effective service of process for any action, suit or proceeding in Missouri with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court located in Wilmington, Delaware or (b) a Delaware State Court located in Wilmington, Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         11.12    CERTAIN DEFINITIONS.

         For purposes of this Agreement, the term:

                           (i) "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                           (ii) "PERSON" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                           (iii) "SUBSIDIARY" or "SUBSIDIARIES" of Buyer or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

                           (iv) "THE KNOWLEDGE OF" or "THE BEST KNOWLEDGE OF" a party hereto when modifying any representation and warranty shall mean that such party has no knowledge that such representation and warranty is not true and correct to the same extent as provided in the applicable representation and warranty, and that:

                                    (A) such party has made appropriate
         investigations and inquiries of its officers and responsible employees; and

                                    (B) nothing has come to its attention in the
         course of such investigation and inquiries or otherwise which would cause such party, in the exercise of due diligence, to believe that such representation and warranty is not true and correct in all material respects.

         The Sellers and UIC shall be deemed to have satisfied the requirements of Section 11.12(iv) above by making appropriate investigations and inquiries of the officers and employees of UIC listed on SCHEDULE 11.12, and no knowledge of any other officer or employee of UIC shall be imputed to the persons listed on
SCHEDULE 11.12, the Sellers or to UIC.

         11.13    SECTION 1445 WITHHOLDING.

         There shall be no withholding pursuant to Section 1445 of the Code, provided that the Sellers deliver to Buyer at the Closing a certificate complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under
Section 1445 of the Code.

         11.14    ENTIRE AGREEMENT.

         This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment.

         11.15    SECTION HEADINGS; TABLE OF CONTENTS.

         The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.16    SEVERABILITY.

         If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         11.17    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         11.18 LIMITED GUARANTEE. In consideration of the execution and delivery of this Agreement by the Sellers and intending to be legally bound hereby, Thomas H. Lee Equity Fund IV, L.P. ("THL"), an affiliate of Buyer, unconditionally guarantees the full and complete performance of each of Buyer's covenants and agreements under this Agreement and the obligations and liabilities of Buyer under this Agreement required to be performed on or prior to Closing (this "LIMITED GUARANTEE"); PROVIDED, that the liability of THL pursuant to this Guarantee shall not exceed $5,000,000, it being understood that nothing herein is intended to designate or liquidate any amount of damages and that the Sellers will only be entitled to recover from THL under this Section
11.18 the actual amount of damages, if any, incurred by them as a result of a breach by Buyer of its covenants and agreements under this Agreement and the obligations and liabilities of Buyer under this Agreement required to be performed on or prior to Closing but in no event more than $5 million. Notwithstanding anything contained herein, this Limited Guarantee and THL's obligations hereunder will terminate automatically on the Closing Date upon consummation of the transactions contemplated hereby and thereafter will be of no further force or effect.

         11.19 SELLERS' REPRESENTATIVE. Each Seller irrevocably constitutes and appoints David C. Pratt, 91 Gem Island Drive, Vero Beach, Florida 32963 (the "REPRESENTATIVE") as such Seller's true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representative acting for such Seller and in such Seller's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Seller hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, including, without limitation, to deliver and receive all notices hereunder, to take any and all actions on behalf of such Seller as the Representative may deem necessary to desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement, including under Sections 2.1 and 8; and to vote or consent on behalf of Sellers with respect to matters hereunder (including amendments to this Agreement). Each Seller agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representative and Buyer and shall survive the death, incapacity, or bankruptcy of such Seller. Each Seller acknowledges and agrees that all such actions and decisions made by the Representative pursuant to this Section 11.19, shall bind such Seller as fully as if such Seller had taken such action, executed such documents or made such decisions.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.



                                 -----------------------------------
                                 David C. Pratt
                                 91 Gem Island Drive
                                 Vero Beach, FL  32963



                                 -----------------------------------
                                 Mark R. Gale
                                 4616 West Sahara Avenue
                                 Box 374
                                 Las Vegas, NV 89102



                                 DAVID C. PRATT GRANTOR RETAINED
                                   INTEREST TRUST



                                 By:  _______________________________
                                      Name:    Mark R. Gale
                                      Title:   Trustee
                                      c/o David C. Pratt
                                      91 Gem Island Drive
                                      Vero Beach, FL  32963



                                 MARK R. GALE REVOCABLE TRUST



                                 By:  _______________________________
                                      Name:    Mark R. Gale
                                      Title:   Trustee
                                      4616 West Sahara Avenue
                                      Box 374
                                      Las Vegas, NV  89102

                                 MARK R. GALE GRANTOR RETAINED
                                   INTEREST TRUST



                                 By:  _______________________________
                                      Name:    David C. Pratt
                                      Title:   Trustee
                                      c/o Mark R. Gale
                                      4616 West Sahara Avenue
                                      Box 374
                                      Las Vegas, NV  89102


                                 MAXINE GALE GRANTOR RETAINED
                                   INTEREST TRUST



                                 By:  _______________________________
                                      Name:    David C. Pratt
                                      Title:   Trustee
                                      4616 West Sahara Avenue
                                      c/o Maxine Gale
                                      Box 374
                                      Las Vegas, NV  89102


                                 RALPH EDWARDS REVOCABLE TRUST



                                 By:  _______________________________
                                      Name:    Ralph Edwards
                                      Title:   Trustee
                                      14581 Whittington Ct.
                                      St. Louis, MO  63017

                                 DAVID C. PRATT GRANTOR RETAINED
                                   ANNUITY TRUST


                                 By:  _______________________________
                                      Name:    Mark R. Gale
                                      Title:   Trustee
                                      c/o David C. Pratt
                                      91 Gem Island Drive
                                      Vero Beach, FL  32963


                                 RYDER PRATT GRANTOR RETAINED
                                   ANNUITY TRUST



                                 By:  _______________________________
                                      Name:    David C. Pratt
                                      Title:   Trustee
                                      91 Gem Island Drive
                                      Vero Beach, FL  32963


                                 1994 RYDER PRATT GRANTOR RETAINED
                                   ANNUITY TRUST



                                 By:  _______________________________
                                      Name:    David C. Pratt
                                      Title:  Trustee
                                      91 Gem Island Drive
                                      Vero Beach, FL  32963

                                 1998 GALE FAMILY NEVADA IRREVOCABLE TRUST



                                 By:  _______________________________
                                      Name:    Charles R. Gale
                                      Title:   Trustee
                                      c/o Mark R. Gale
                                      4616 West Sahara Avenue
                                      Box 374
                                      Las Vegas, NV  89102

                                 By:  Ternion Corporation, as Trustee



                                          By:  _________________________
                                               Name:
                                               Title:
                                           c/o Mark R. Gale
                                           4616 West Sahara Avenue
                                           Box 374
                                           Las Vegas, NV  89102


                                 UNITED INDUSTRIES CORPORATION


                                 By:  _______________________________
                                      Name: David C. Pratt
                                      Title:   President
                                      8825 Page Avenue
                                      St. Louis, MO  63114

                                 UIC HOLDINGS, L.L.C.


                                 By:  _______________________________
                                      Name:
                                      Title:



                                 Solely for purposes of Section 11.18:

                                 THOMAS H. LEE EQUITY FUND IV, L.P.

                                 By: THL Equity Advisors IV, LLC,
                                       General Partner


                                 By: _________________________
                                     Name:
                                     Title: